AGREEMENT AND PLAN OF REORGANIZATION

by and among

AMERICAN COMMUNITY BANCORP, INC.,
an Indiana corporation,

BANK OF EVANSVILLE,
an Indiana banking corporation,

GERMAN AMERICAN BANCORP, INC.
an Indiana corporation,

and

GERMAN AMERICAN BANCORP
an Indiana banking corporation

October 4, 2010

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ii

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made October 4, 2010, by and among AMERICAN COMMUNITY BANCORP, INC., an Indiana corporation (“ACBP”), BANK OF EVANSVILLE, an Indiana banking corporation (“Bank of Evansville”), GERMAN AMERICAN BANCORP, INC., an Indiana corporation (“GABC”), and GERMAN AMERICAN BANCORP, an Indiana banking corporation (“German American”).

Recitals

A. ACBP is a corporation duly organized and existing under the Indiana Business Corporation Law (“IBCL”) that is duly registered with the Board of Governors of the Federal Reserve System (“FRB”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). ACBP owns all of the outstanding capital stock of Bank of Evansville, which is duly organized and existing as a bank under the Indiana Financial Institutions Act (“IFIA”) and operates three banking offices in Vanderburgh County, Indiana.

B. GABC is a corporation duly organized and existing under the IBCL that is duly registered with the FRB as a bank holding company under the BHC Act. GABC owns all of the outstanding capital stock of German American, which is duly organized as a bank under the IFIA and operates 30 banking offices in 12 contiguous counties in southern Indiana.

C. The parties desire to effect transactions whereby, in consideration of the issuance of shares of common stock, without par value, of GABC (such shares being hereafter referred to as “GABC Common”) to the shareholders of ACBP and the payment of other consideration specified by this Agreement, ACBP will be merged with and into GABC and, immediately thereafter, Bank of Evansville will be merged with and into German American (the “Mergers”).

D. After having consulted with their respective legal and financial advisors concerning the requirements of Indiana law with respect to Mergers such as those contemplated by this Agreement, and the terms and conditions hereof, and having considered and weighed as they deem appropriate (as expressly contemplated by Indiana law) the interests of the multiple constituencies served by their respective corporate organizations (including, but (as expressly contemplated by Indiana law) not limited to, the interests of the shareholders of each of their organizations), the boards of directors of each of the parties hereto have determined that the execution and delivery of this Agreement by their corporate entity, and the consummation of the Mergers contemplated herein, are in the best interests of each of their corporate organizations.

E. The parties intend for the Mergers to qualify as a reorganization within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended, and agree to cooperate and take such actions as may be reasonably necessary to assure such result.

Agreements

In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE I.

TERMS OF THE MERGERS & CLOSING

Section 1.01. The Holding Company Merger.  Pursuant to the terms and provisions of this Agreement, the IBCL and the Plan of Merger attached hereto as Appendix A and incorporated herein by this reference (the “Holding Company Plan of Merger”), ACBP shall merge with and into GABC (the “Holding Company Merger”). ACBP shall be the “Merging Corporation” in the Holding Company Merger and its corporate identity and existence, separate and apart from GABC, shall cease on consummation of the Holding Company Merger. GABC shall be the “Surviving Corporation” in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.

Section 1.02. Effect of the Holding Company Merger.  The Holding Company Merger shall have all the effects provided by the IBCL.

Section 1.03. The Holding Company Merger — Conversion of Shares.

(a) At such time as shall be specified (as determined in accordance with Section 1.08 of this Agreement) as the effective time of the Holding Company Merger by articles of merger filed under the IBCL (the “Holding Company Articles of Merger”) with the Indiana Secretary of State (the “Effective Time”), all of the shares of common stock, no par value, of ACBP (“ACBP Common”) that immediately prior to the Effective Time are issued and outstanding (other than Dissenting Shares, as defined by Section 1.03(i) and ACBP Common held of record by GABC) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted in accordance with subsection (b) of this Section 1.03 into the right to receive (i) a cash payment in the amount determined by Section 1.03(b)(i) (if the amount determined in accordance with Section 1.03(b)(i) is a positive number), and (ii) newly-issued shares of GABC Common in the amount determined in accordance with Section 1.03(b)(ii) (together, such cash and GABC Common are sometimes referred to in this Agreement as the “Merger Consideration”) pursuant to this Section 1.03. The shares of ACBP Common that are issued and outstanding but held of record by GABC immediately prior to the Effective Time shall be cancelled at the Effective Time and not converted into Merger Consideration at the Effective Time.

(b) Each record holder of ACBP Common (other than a holder of Dissenting Shares and other than GABC in respect of the ACBP Common held of record by it) immediately prior to the Effective Time shall be entitled to receive from GABC for each of such holder’s shares of ACBP Common then held of record by such record holder:

(i) a cash payment in the amount equal to “A” minus “B”, where “A” equals $2.00, and where “B” equals the per share amount of any Special 2010 Cash Dividend (as defined in Section 4.06) paid by ACBP to holders of ACBP Common before December 31, 2010, as permitted by Section 4.06, and

(ii) a number of newly-issued shares of GABC Common equal to the Exchange Ratio (which Exchange Ratio shall be 0.725, subject to adjustment in accordance with the provisions of Section 1.03(h)).

(c) Any outstanding options to purchase ACBP Common granted by ACBP (or granted by Bank of Evansville, N.A., the national banking association that was the predecessor of Bank of Evansville, but that were subsequently assumed by ACBP) under ACBP’s stock option plans (“Options”) or outstanding warrants that were issued by Bank of Evansville, N.A., in connection with its founding (subsequently assumed by ACBP) to purchase shares of ACBP Common (“Warrants”) that have not been validly exercised (or surrendered for cancellation before the Closing Date pursuant to clause (iv) hereof) on or before the Effective Time, whether then vested or unvested (“Cancelled Rights”) shall, at the Effective Time, be deemed to have been cancelled, and shall no longer be deemed to represent the right to receive shares of ACBP Common on any terms or conditions, and shall not be converted into the right to receive shares of GABC Common or other equity-based compensation pursuant to the Merger. Such Cancelled Rights shall thereafter represent only the right to receive the consideration (if any) payable to holders of Cancelled Rights (the “Cancellation Consideration”) that is determined in accordance with this subsection (c).

(i) At and after the Effective Time, each Cancelled Right shall represent solely the right of the holder(s) thereof to receive, subject to compliance by the holders thereof with this Section 1.03(c), Cancellation Consideration (if any) consisting of a cash payment (in the amount, if any, determined under Section 1.03(c)(ii)) (the “Cancellation Payment”).

(ii) The Cancellation Payment shall be computed separately with respect to each ACBP Common share covered by a Cancelled Right, and for each such underlying covered share shall equal the sum (but only if such sum is a positive figure; no cash amount is payable by the holder or by German American in respect of a negative sum) (less any applicable withholding taxes) of:

(A) $2.00, plus

(B) the dollar amount that is obtained by multiplying (x) the Exchange Ratio by (y) the Final VWAP (as defined in Section 1.03(e)), minus

(C) the exercise price for such underlying ACBP Common share specified by such Cancelled Right.

(iii) As a condition to its obligation to pay or deliver the Cancellation Consideration to any holder of Cancelled Rights pursuant to this Section 1.03(c), GABC shall be entitled to require from each such holder an agreement, in the form attached hereto as Appendix C, agreeing to accept such Cancellation Consideration in complete cancellation, satisfaction and release of all claims of such holder in respect thereof (the “Cancellation Agreement”) plus the surrender of the original certificate or agreement evidencing such unexercised Warrants or Options (or in lieu thereof a lost certificate affidavit and indemnity agreement and surety bond) (the “Cancellation Documentation”). It shall be a condition of payment and delivery of the Cancellation Consideration that the Cancellation Agreement shall be properly executed and that the underlying certificate or agreement that evidences the Cancelled Right shall be properly endorsed or otherwise in proper form for transfer and cancellation. GABC reserves the right in all cases to require that a surety bond on terms and in an amount satisfactory to GABC be provided to GABC at the expense of the holder of the Cancelled Right in the event that such holder claims loss of the certificate or agreement that evidences a Cancelled Right and requests that GABC waive the requirement for surrender of such instrument.

(iv) If and to the extent that, prior to 5:00 P.M. Evansville time on the trading day immediately preceding the Closing Date, any holder of Cancelled Rights shall deliver a duly executed Cancellation Agreement and all required Cancellation Documentation to GABC, then GABC shall on the Closing Date pay and deliver the Cancellation Consideration (with any Cancellation Payment being paid, at the election of such holder, by check dated the Closing Date or by wire transfer initiated on the Closing Date) in respect of such Cancelled Rights. If for any reason, following the payment by GABC of the Cancellation Consideration on the Closing Date, the Holding Company Articles of Merger are not delivered to or filed with the Indiana Secretary of State or the Effective Time of the Merger does not for any other reason occur at the time specified by the Holding Company Articles of Merger that are executed at the Closing, then, at GABC’s request, ACBP shall issue to GABC a subordinated debenture, in the principal amount of such Cancellation Consideration so paid by GABC, dated the date of the Closing Date, and having payment and other terms and conditions that are the same as the subordinated debenture that is contingently issuable by ACBP to GABC under certain circumstances that are specified by Section 5.10. If and to the extent that any holder of Cancelled Rights has not timely delivered the Cancellation Agreement and the Cancellation Documentation to GABC by the time specified by the preceding sentence, then GABC shall have no obligation to any such holder in respect of the Cancelled Rights on the Closing Date or at any subsequent time prior to the Effective Time, but GABC shall be required to pay and deliver promptly the Cancellation Consideration (without interest) to any such holder upon the delivery of such Cancellation Agreement and Cancellation Documentation to GABC at the principal offices of GABC in Jasper, Indiana, on any trading day after the date on which the Effective Time occurs, subject to applicable unclaimed property laws.

(d) The shares of GABC Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of GABC.

(e) No fractional shares of GABC Common shall be issued and, in lieu thereof, holders of shares of ACBP Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of ACBP Common held by such holder) shall be paid an amount in cash equal to the product of such fraction multiplied by the Final VWAP. As used in this Agreement, the term “Final VWAP” means the volume weighted average price per share of GABC Common, rounded to the nearest cent, during the period of 20 consecutive trading days in which such shares are traded on The Nasdaq Stock Market ending at the end of the day that is the third day immediately preceding the Closing Date. For this purpose, the Final VWAP shall be calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for GABC Common Stock on the automated quote and analytical system distributed by Bloomberg Financial LP.

(f) At the Effective Time, each share of ACBP Common, if any, held in the treasury of ACBP or by any direct or indirect subsidiary of ACBP (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(g) At the Effective Time, all of the outstanding shares of ACBP Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ACBP Common (“Certificates”) shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the cash payment and the certificates for the shares of GABC Common upon the surrender of such Certificate or Certificates to which such holder may be entitled in accordance with Section 1.07 or in the case of Dissenting Shares, the right to receive such consideration as may be determined to be due to a Dissenting Shareholder (as defined below) pursuant to the IBCL.

(h) If (i) GABC shall hereafter declare a stock dividend or other distribution of property or securities (other than a regular cash dividend) upon the GABC Common or shall subdivide, split up, reclassify or combine the GABC Common, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made to the Exchange Ratio.

(i) If any holders of ACBP Common notify ACBP, before the vote is taken of ACBP’s shareholders on the question of approval of the Holding Company Merger, of their intent to demand payment for their shares of ACBP Common under IC 23-1-44 if the Holding Company Merger is effectuated and do not vote in favor of the Holding Company Merger (“Dissenting Shareholders”), then any shares of ACBP Common held by such Dissenting Shareholders (“Dissenting Shares”) shall not be converted as described in this Section 1.03 at the Effective Time but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Shareholders pursuant to the IBCL; provided, however, that each Dissenting Shareholder who does not, after the Effective Time, timely take all additional actions required by IC 23-1-44 in order to be eligible to demand payment with respect to such holder’s ACBP Common shall, as of the date of such failure to have taken such actions on a timely basis, be deemed to have voted in favor of the Holding Company Merger and accordingly no longer to be a Dissenting Shareholder, and such holder’s shares of ACBP Common shall thereupon no longer be deemed to be Dissenting Shares and shall be deemed to have been exchanged at the Effective Time into the right to receive (without interest) the Merger Consideration. Anything in this Section 1.03(i) or Section 6.01(i) to the contrary notwithstanding, (1) in no event shall any shares of ACBP Common owned of record or beneficially by Jack A. Strassweg or any of his affiliates (including without limitation Four S Properties, LLC) be considered Dissenting Shares for purposes of Section 6.01(i), regardless of whether such person or entity(ies) shall have properly taken any of the actions described in this Section 1.03(i), and (2) GABC shall not take any action, or permit any of its affiliates to take any action, that would cause GABC or any of its affiliates to be a Dissenting Shareholder or otherwise hold Dissenting Shares for purposes of this Section 1.03(i) or Section 6.01(i).

Section 1.04. The Holding Company Merger — Cancellation of Options and Warrants.  To the extent that, immediately prior to the Effective Time, there are (even though ACBP has represented and warranted pursuant to Section 2.01(e) that there are at the time of this Agreement no such rights, and that none will be created during the term of this Agreement) any outstanding stock options or warrants or other rights to purchase securities issued by ACBP (whether to employees or directors of Bank of Evansville or others) other than the Cancelled Rights that are described by Section 1.03(c) (such rights to purchase, other than the Cancelled Rights, are referred to herein as the “Unscheduled Purchase Rights”), such Unscheduled Purchase Rights shall as of the Effective Time be deemed to be cancelled (and any and all stock option plans or warrant purchase agreements or other arrangements under which such Unscheduled Purchase Rights shall have been issued shall at such time be deemed terminated), and ACBP shall not accept any purported notice of exercise of any such Unscheduled Purchase Right after the close of business on the Closing Date but shall promptly notify GABC of any such purported notice. GABC shall have no obligation to any employee, director, agent or other person claiming by or through ACBP or its predecessor in interest with respect to any claim arising in respect of any such Unscheduled Purchase Right (or plan or arrangement).

Section 1.05. The Bank Merger.  Bank of Evansville and ACBP shall take all action necessary and appropriate, including entering into an agreement and plan of merger (the “Bank Merger Agreement” and collectively with the Holding Company Plan of Merger, the “Plans of Merger”) substantially in the form attached hereto as Appendix B, to cause Bank of Evansville to merge with and into German American (the “Bank Merger”) in accordance with all applicable laws and regulations, effective immediately after the Effective Time of the Holding Company Merger.

Section 1.06. The Closing.  Subject to Section 1.08, the closing of the Mergers (the “Closing”) shall take place on such date (and at such time and at such place) as is determined in accordance with Section 1.08.

Section 1.07. Exchange Procedures; Surrender of Certificates.

(a) On or before the Closing Date, GABC shall appoint a third party exchange agent reasonably satisfactory to ACBP for the surrender of Certificates formerly representing ACBP Common in exchange for the Merger Consideration following the Effective Time (such agent is referred to herein as the “Exchange Agent”). On the Closing Date, GABC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the ACBP shareholders, for exchange in accordance with this Agreement following the Effective Time, the Merger Consideration consisting of an omnibus certificate registered in the name of the Exchange Agent (in its agency capacity), dated the date of the Effective Time, for the maximum number of shares of GABC Common that holders of ACBP Common are entitled to receive after the Effective Time, and an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Agreement after the Effective Time.

(b) Within five business days after the date on which the Effective Time occurs, the Exchange Agent shall provide to each record holder of any Certificate of Certificates whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GABC may reasonably specify) (each such letter the “Merger Letter of Transmittal”) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practical but in no event more than five business days after surrender to the Exchange Agent of a Certificate(s), together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to each of the holders of shares of ACBP Common (or representatives of such persons) at the Closing the applicable aggregate amount of Merger Consideration. No interest on the Merger Consideration payable or issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. GABC reserves the right in all cases to require that a surety bond on terms and in an amount satisfactory to GABC be provided to GABC at the expense of the ACBP shareholder in the event that such shareholder claims loss of a Certificate and requests that GABC waive the requirement for surrender of such Certificate.

(c) No dividends that are otherwise payable on shares of GABC Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of GABC Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of GABC Common shall be issued any dividends which shall have become payable with respect to such shares of GABC Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender, subject to applicable withholding requirements, if applicable.

Section 1.08. The Closing Date.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned, and subject to the satisfaction (or waiver by the party entitled to the benefit thereof, where applicable) of the other closing conditions set forth in Article VI, the Closing shall take place on the business day that immediately precedes the last business day of the month during which each of the conditions in Section 6.01(c) and (e) and Section 6.02(c) and (e) are satisfied, or on such later or earlier date as ACBP and GABC may agree in writing (the “Closing Date”). The Closing shall take place remotely via the electronic exchange of documents and signatures on the Closing Date, unless the parties otherwise agree. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered, and (ii) the Closing shall be deemed to have taken place at the offices of GABC in Jasper, Indiana, at 10:00 A.M. Eastern Time, on the Closing Date, unless the parties shall mutually otherwise agree. The parties shall file the Holding Company Articles of Merger and the articles of merger for the Bank Merger (the “Bank Articles of Merger”) with the Indiana Secretary of State on the Closing Date and, unless GABC and ACBP otherwise mutually agree in writing, the Effective Time of the Holding Company Merger (as specified by the Holding Company Articles of Merger) shall be 12:01 A.M., Evansville, Indiana time, on the first calendar day of the month that follows the month in which the Closing has taken place, and the effective time of the Bank Merger (as specified by the Bank Articles of Merger) shall be immediately following the Effective Time of the Holding Company Merger.

Section 1.09. Actions At Closing.

(a) At the Closing, ACBP shall deliver to GABC:

(i) a certified copy of the articles of incorporation and bylaws of ACBP, as amended, and a certified copy of the articles of incorporation and bylaws of Bank of Evansville, as amended;

(ii) a certificate or certificates signed by the Chief Executive Officer of ACBP on behalf of ACBP stating, to the best of his knowledge and belief, after due inquiry, that (A) subject to the standard set forth in Section 1.10(c), the representations and warranties contained in Article II are true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date), and (B) ACBP and Bank of Evansville have performed and complied in all material respects, unless waived by GABC, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

(iii) certified copies of all resolutions of ACBP’s Board of Directors and of its shareholders relating in any way to the Holding Company Merger, this Agreement or the other transactions contemplated hereby, including but not limited to those resolutions that evidence (to the reasonable satisfaction of counsel for GABC) the approval, ratification, adoption, or authorization by such Board of Directors and by such shareholders of this Agreement and the Holding Company Plan of Merger and authorizing the consummation of the Holding Company Merger and other transactions contemplated thereby, together with a certificate of the tellers or other official tabulating agent responsible for tabulating the votes cast for, against or abstain on each matter presented for action at each meeting of the holders of shares of ACBP Common (including each adjournment thereof) that certifies the numbers of shares cast for, against, or abstained with respect to each matter upon which a vote (other than a vote by voice vote) was taken and recorded;

(iv) a certified copy of all resolutions of the Board of Directors of Bank of Evansville and of its shareholder, relating in any way to the Bank Merger, this Agreement or the other transactions contemplated hereby, including but not limited to those resolutions that evidence (to the reasonable satisfaction of counsel for GABC) the approval, ratification, adoption, or authorization by such Board of Directors and by such shareholder of this Agreement and the Bank Plan of Merger and authorizing the consummation of the Bank Merger and other transactions contemplated thereby;

(v) a certificate of the Indiana Secretary of State, dated a recent date, stating that ACBP is duly organized and exists under the IBCL;

(vi) a certificate of the Indiana Secretary of State, dated a recent date, stating that Bank of Evansville is duly organized and exists under the IFIA;

(vii) a certified list of the holders of ACBP Common of record (as of the close of business on the second trading day prior to the trading date on which the Closing Date occurs) showing, by holder and in the aggregate, the number of shares of ACBP of record as of such time;

(viii) a certified list of those holders of ACBP Common of record (as of the close of business on the second trading day prior to the trading date on which the Closing Date occurs) who are Dissenting Shareholders and the number of shares of ACBP Common as to which each of them are Dissenting Shareholders; and

(ix) a certificate of the Secretary of ACBP that ACBP (A) has not issued any shares of capital stock of ACBP since the time of certification of the certified list of holders described in (vii) above (and is not subject to any pending unresolved requests or demands to issue any such capital stock) and (B) has not received any communications, in writing or otherwise, from any holders of any ACBP Common of record (other than those listed on the certified list described in (viii) above) concerning claims or entitlements or possible claims or entitlements, or desires to become entitled, to exercise their statutory dissenters rights in respect of the Holding Company Merger as holders of ACBP Common.

(b) At the Closing, GABC shall deliver to ACBP:

(i) a certificate signed by the Chief Executive Officer of GABC on behalf of GABC stating, to the best of his knowledge and belief, after due inquiry, that (A) subject to the standard set forth in Section 1.10(d), the representations and warranties contained in Article III are true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date), and (B) GABC has performed and complied in all material respects, unless waived by ACBP, with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;

(ii) a certified copy of the resolutions of GABC’s Board of Directors authorizing the execution of this Agreement and the Plan of Merger and the consummation of the Holding Company Merger;

(iii) A certified copy of the resolutions of German American’s Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger; and

(iv) certificates of the Indiana Secretary of State, dated a recent date, stating that GABC and German American each exist under the IBCL and IFIA, respectively.

(c) At the Closing, GABC and ACBP shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Mergers, including the execution and the presentation of executed Articles of Merger (including the Plan of Merger and/or Bank Plan of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State for filing under the IBCL and the IFIA, accompanied by the appropriate fees.

Section 1.10. Disclosure Schedules and Closing Condition Standards.

(a) On the date hereof, ACBP has delivered to GABC a schedule (the “ACBP Disclosure Schedule”) and GABC may have delivered to ACBP a schedule (the “GABC Disclosure Schedule”), each setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article II, in the case of ACBP and Bank of Evansville, or Article III, in the case of GABC and German American; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty of a party shall not be deemed an admission by such party that such item represents a material exception or fact, event or circumstance or that such item would result in an ACBP Material Adverse Effect, in the case of ACBP and Bank of Evansville, or a GABC Material Adverse Effect, in the case of GABC and German American.

(b) Each Disclosure Schedule shall be arranged in paragraphs corresponding to the Section numbers contained in Article II, in the case of ACBP and Bank of Evansville, or Article III, in the case of GABC and German American; provided, however, that any item or matter disclosed on any section of a party’s Disclosure Schedule shall be deemed to be disclosed for all purposes including on all other sections of such party’s Disclosure Schedule to the extent that it should have been disclosed on such other section of the Disclosure Schedule and to the extent that sufficient details are set forth so that the purpose for which disclosure is made is sufficiently clear.

(c) No representation or warranty of ACBP and Bank of Evansville contained in Article II shall be deemed untrue or incorrect as of the Closing Date, and ACBP and Bank of Evansville shall not be deemed to have breached a representation or warranty as of the Closing Date, as a consequence of the existence of any effect, change, event, fact, condition, occurrence or development occurring after the date of this Agreement, unless such effect, change, event, fact, condition, occurrence or development (individually or taken together with all other effects, changes, events, facts, conditions, occurrences or developments occurring after the date of this Agreement that are inconsistent with any representation or warranty contained in Article II) has had an ACBP Material Adverse Effect. As used herein, an “ACBP Material Adverse Effect” means any effect, change, event, fact, condition, occurrence or development that (i) is material and adverse to the financial position, results of operations or business of ACBP and its subsidiaries taken as a whole, or (ii) would impair the ability of ACBP or Bank of Evansville to perform their obligations under this Agreement or otherwise threaten or impede the consummation of the Merger and the other transactions contemplated by this Agreement, provided, however, that ACBP Material Adverse Effect shall not be deemed to include the impact of (1) changes in banking and similar laws or regulations of general applicability or interpretations thereof by courts or Governmental Authorities, (2) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (3) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken and expenses incurred in connection with the Merger, in each case in accordance with generally accepted accounting principles, (4) actions or omissions taken by ACBP or Bank of Evansville as required hereunder, (5) any action taken with the prior written consent of GABC (but only if and to the extent that the written consent of GABC includes an express consent to the disregarding of such action for purposes of the determination of an ACBP Material Adverse Effect), and (6) changes in general levels of interests rates or conditions or circumstances related to or that affect the United States economy, financial or securities markets or the banking industry generally (except to the extent that any of the changes described in clauses (1), (2) or (6) have a disproportionate adverse effect upon ACBP and Bank of Evansville as compared to comparable U.S. banking or financial services organizations).

(d) No representation or warranty of GABC and German American contained in Article III shall be deemed untrue or incorrect as of the Closing Date, and GABC and German American shall not be deemed to have breached a representation or warranty as of the Closing Date, as a consequence of the existence of any effect, change, event, fact, condition, occurrence or development occurring after the date of this Agreement unless such effect, change, event, fact, condition, occurrence or development (individually or taken together with all other effects, changes, events, facts, conditions, occurrences or developments occurring after the date of this Agreement that are inconsistent with any representation or warranty contained in Article III) has had a GABC Material Adverse Effect. As used herein, a “GABC Material Adverse Effect” means any effect, change, event, fact, condition, occurrence or development that (i) is material and adverse to the financial position, results of operations or business of GABC and its subsidiaries taken as a whole, or (ii) would impair the ability of GABC and German American to perform their obligations under this Agreement or otherwise threaten or impede the consummation of the Merger and the other transactions contemplated by this Agreement, provided, however, that GABC Material Adverse Effect shall not be deemed to include the impact of (1) changes in banking and similar laws or regulations of general applicability or interpretations thereof by courts or Governmental Authorities, (2) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (3) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken and expenses incurred in connection with the Merger, in each case in accordance with generally accepted accounting principles, (4) actions or omissions taken by GABC or German American as required hereunder, (5) any action taken with the prior written consent of ACBP (but only if and to the extent that the written consent of ACBP includes an express consent to the disregarding of such action for purposes of the determination of a GABC Material Adverse Effect) and (6) changes in general levels of interests rates or conditions or circumstances related to or that affect the United States economy, financial or securities markets or the banking industry generally (except to the extent that any of the changes described in clauses (1), (2) or (6) have a disproportionate adverse effect upon GABC and German American as compared to comparable U.S. banking or financial services organizations).

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF
ACBP AND BANK OF EVANSVILLE

ACBP and Bank of Evansville hereby jointly and severally make the following representations and warranties to GABC and German American:

Section 2.01. Organization and Capital Stock.

(a) ACBP is a corporation duly organized and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

(b) Bank of Evansville is a corporation duly organized and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of Bank of Evansville is owned by ACBP, free and clear of all pledges, security interests, hypothecations, encumbrances and other liens except for the pledge and security interest in such stock under ACBP’s parent-company line of credit that is described by Note 6 of the Notes to Consolidated Financial Statements of ACBP as of December 31, 2009 and 2008 and for the years then ended (the “Line of Credit”).

(c) ACBP has authorized capital stock of 3,000,000 shares, all of which are within a single class of common stock, of which, as of the date of this Agreement, 2,177,850 shares are issued and outstanding. All such shares of ACBP Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of ACBP Common has been issued in violation of any preemptive rights of the current or past shareholders of ACBP (or its predecessor) or in violation of any applicable federal or state securities laws or regulations.

(d) Bank of Evansville has authorized capital stock of 100,000 shares of common stock, $0.01 par value, 100,000 of which shares are issued and outstanding (“Bank of Evansville Common”). All of such shares of Bank of Evansville Common are duly and validly issued and outstanding, are fully paid and nonassessable. None of the outstanding shares of Bank of Evansville Common has been issued in violation of any preemptive rights of the current or past shareholders of Bank of Evansville or in violation of any applicable federal or state securities laws or regulations.

(e) There are no shares of capital stock or other equity securities of ACBP or Bank of Evansville authorized, issued or outstanding (except as set forth in this Section 2.01) and, except for outstanding stock options or warrants issued by ACBP (or its predecessor) to employees or directors or founding shareholders of Bank of Evansville with respect to the right to purchase shares of ACBP Common in the amounts and at the exercise prices set forth in Section 2.01 of the ACBP Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of ACBP or Bank of Evansville, or contracts, commitments, understandings or arrangements by which ACBP or Bank of Evansville are or may be obligated to issue or to purchase shares of its capital stock or options, warrants or rights to purchase or acquire any shares of its capital stock.

(f) There are no securities issued by the two business trusts organized by ACBP for the purpose of issuing trust preferred securities (the “Trusts”), except as specified by Section 2.01(f) of the ACBP Disclosure Schedule. Section 2.01(f) lists the holders of record of all outstanding securities issued by the Trusts. Other than as set forth in the documents for the trust preferred securities described in Section 2.18 of the ACBP Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, securities of the Trusts, or contracts, commitments, understandings or arrangements by which ACBP or Bank of Evansville or the Trusts are or may be obligated to issue or to purchase Trust securities or rights to purchase or acquire any Trust securities.

Section 2.02. Authorization; No Defaults.  The Boards of Directors of ACBP and Bank of Evansville, by all appropriate action, (a) have approved this Agreement and the Holding Company Merger or Bank Merger, as applicable and contemplated hereby, (b) have adopted the Plan of Merger with respect to the Holding Company Merger and the Bank Merger Agreement with respect to the Bank Merger, and (c) have authorized the execution of this Agreement on ACBP’s or Bank of Evansville’s behalf, as applicable, by their respective duly authorized officers and the performance by ACBP and Bank of Evansville of their respective obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of ACBP, as amended, or the Articles of Incorporation or Bylaws of Bank of Evansville, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which ACBP or Bank of Evansville is bound or subject, would prohibit ACBP or Bank of Evansville from consummating, or would be violated or breached by ACBP’s or Bank of Evansville’ consummation of, this Agreement, the Holding Company Merger or the Bank Merger and other transactions contemplated herein on the terms and conditions herein contained (subject to ACBP shareholder approval as noted below and the receipt of all regulatory and SEC approvals or filings contemplated hereby). This Agreement has been duly and validly executed and delivered by ACBP and Bank of Evansville and constitutes a legal, valid and binding obligation of ACBP and Bank of Evansville, enforceable against ACBP and Bank of Evansville in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. No corporate acts or proceedings, other than those already taken and other than the approval of the holders of a majority of the outstanding shares of ACBP Common of the Merger as required by the merger provisions of the IBCL, are required by law to be taken by ACBP or Bank of Evansville to authorize the execution, delivery and performance of this Agreement. Except as set forth in Section 2.02 of the ACBP Disclosure Schedule, neither ACBP nor Bank of Evansville is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its certificate of incorporation, charter or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

Section 2.03. Subsidiaries.  Except as disclosed on Section 2.03 of the ACBP Disclosure Schedule, and except for the ownership by ACBP of all the capital stock of Bank of Evansville, to the knowledge of ACBP, neither ACBP nor Bank of Evansville has (or has had at any time in the last five years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

Section 2.04. Financial Information.

(a) ACBP has furnished to GABC the consolidated balance sheets of ACBP as of December 31, 2008 and 2009, and the related consolidated statements of income, changes of shareholders’ equity and cash flows for the three years ended December 31, 2009, together with the unqualified opinion thereon of BKD, LLP, independent certified public accountants. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of ACBP in all material respects as of the dates and for the periods indicated.

(b) ACBP has furnished to GABC the (i) unaudited consolidated financial statements of ACBP as made publicly available on ACBP’s Internet website, and (ii) the call reports of Bank of Evansville as filed with the FRB, in each case for the quarters ended June 30, 2010 and March 31, 2010 (the “ACBP Interim Financial Information”). The unaudited ACBP consolidated financial statements included within the ACBP Interim Financial Information were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of ACBP in all material respects as of the dates and for the periods indicated, subject, however, to normal recurring year-end adjustments, none of which are reasonably expected to be material, and except that such ACBP Interim Financial Statements do not contain all of the disclosures required by generally accepted accounting principles. The call reports of Bank of Evansville included within the ACBP Interim Financial Information (the “BOE Call Reports”) were prepared in accordance with the applicable regulatory instructions on a consistent basis with previous such reports, and fairly present the financial position and results of operations of Bank of Evansville in all material respects as of the dates and for the periods indicated, subject, however, to normal recurring year-end adjustments, none of which are reasonably expected to be material.

(c) Neither ACBP nor Bank of Evansville has any material liability, fixed or contingent, except to the extent set forth in the financial statements and call reports described in subsections (a) and (b) of this Section 2.04 (collectively, the “ACBP Financial Statements”) or incurred in the ordinary course of business since December 31, 2009. ACBP has never borrowed any amounts under its Line of Credit.

(d) ACBP does not engage in the lending business (except by and through Bank of Evansville) or any other business or activity other than that which is incident to its ownership of all the capital stock of Bank of Evansville and its other direct and indirect subsidiaries and all of the trust common securities of ACB Capital Trust I and ACB Capital Trust II, and to the knowledge of ACBP does not own any investment securities (except the securities issued by its subsidiaries named in this sentence).

Section 2.05. Absence of Changes.  Since December 31, 2009, there has not been any material adverse change in the financial condition, the results of operations or the business of ACBP or Bank of Evansville, taken as a whole.

Section 2.06. Absence of Agreements with Banking Authorities.  Except as set forth in Section 2.06 of the ACBP Disclosure Schedule, neither ACBP nor Bank of Evansville is subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the Federal Deposit Insurance Corporation (“FDIC”), the FRB and the Indiana Department of Financial Institutions (“DFI”).

Section 2.07. Tax Matters.

(a) ACBP and Bank of Evansville has or will have timely filed all material Tax Returns that are required to be filed and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes that are due and payable by ACBP and Bank of Evansville (whether or not shown on any Tax Return) have been paid. All material Taxes that have accrued but are not yet due and payable are reflected as liabilities in the ACBP Financial Statements (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income). ACBP and Bank of Evansville has made available to GABC correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by ACBP or Bank of Evansville. There are no liens for Taxes upon the assets of ACBP or Bank of Evansville except liens for current Taxes not yet due and payable.

(b) Neither ACBP nor Bank of Evansville has requested any extension of time within which to file any Tax Return which request is currently pending or has been granted and is in effect and neither ACBP nor Bank of Evansville has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax audit, review or other assessment or deficiency that is still in effect.

(c) No claim has ever been made by a Tax Authority in a jurisdiction wherein ACBP or Bank of Evansville does not file Tax Returns that ACBP or Bank of Evansville is or may be subject to taxation by that jurisdiction. Neither ACBP nor Bank of Evansville has received in writing any notice that would cause them to expect any Tax Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(d) ACBP and Bank of Evansville have made all withholding of all material amounts of Taxes required to be made under all applicable laws, including withholding with respect to sales and use Taxes and compensation paid to any employee, independent contractor or creditor or other third-party and the amounts withheld have been properly and timely paid over to the appropriate Tax Authorities.

(e) There is no Tax deficiency or claim assessed, proposed, pending or threatened in writing against ACBP or Bank of Evansville, except to the extent that adequate liabilities or reserves with respect thereto are accrued by ACBP in accordance with generally accepted accounting principles and included in the ACPB Financial Statements or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by generally accepted accounting principles and (iii) the nature and amount of the disputed Tax is set forth in Section 2.07 of the ACBP Disclosure Schedule. ACBP and Bank of Evansville have disclosed on their federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(f) Neither ACBP nor Bank of Evansville has any requests for ruling pending with any Tax Authority. Neither ACBP nor Bank of Evansville has agreed to, or is required to make, any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by ACBP or Bank of Evansville and neither the IRS nor any other Tax Authority has proposed in writing any such adjustment or change in accounting method.

(g) All Tax sharing agreements or similar agreements with respect to or involving ACBP and Bank of Evansville shall be terminated as of the Closing Date and, after the Closing Date, ACBP and Bank of Evansville shall not be bound thereby or have any liability thereunder.

(h) Neither ACBP nor Bank of Evansville is a “United States Real Property Holding Corporation” within the meaning of Section 897(c) of the Code.

(i) Neither ACBP nor Bank of Evansville has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or foreign Tax law).

(j) Neither ACBP nor Bank of Evansville has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a) of the Code in a distribution of stock pursuant to Section 355 of the Code, (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in connection with the transactions contemplated under this Agreement.

(k) There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of ACBP or Bank of Evansville under the federal consolidated return regulations or other comparable or similar provisions of law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

(l) The following capitalized terms are defined as follows:

(i) “Governmental Authority” shall mean any local, state, federal or foreign court, regulatory or administrative agency, department, commission or other governmental authority or instrumentality.

(ii) “Tax” or “Taxes” means and includes all federal, foreign, state, local or other income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, unclaimed property, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, fees, imposts, levies, duties, impositions, assessments or charges of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Governmental Authority or Tax Authority.

(iii) “Tax Authority” means any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.

(iv) “Tax Return” means and includes all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Governmental Authority or Tax Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.

Section 2.08. Absence of Litigation.  There is no material litigation, claim or other proceeding pending or, to the knowledge of ACBP, threatened, before any judicial, administrative or regulatory agency or tribunal, to which ACBP or Bank of Evansville is a party or to which any of their properties are subject.

Section 2.09. Employment Matters.

(a) Except as disclosed in Section 2.09(a) of the ACBP Disclosure Schedule, neither ACBP nor Bank of Evansville is a party to or bound by any material contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer, employee, or director which, by its terms, is not terminable by ACBP or Bank of Evansville, respectively, on thirty (30) days’ written notice or less without the payment of any amount by reason of such termination.

(b) ACBP and Bank of Evansville are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) neither ACBP nor Bank of Evansville is engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA); (ii) there is no unfair labor practice or employment-related complaint against ACBP or Bank of Evansville pending or, to the knowledge of ACBP, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC), the Indiana Civil Rights Commission (ICRC), the Indiana Department of Labor (or IOSHA) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of ACBP, threatened against or directly affecting ACBP or Bank of Evansville; and (iv) neither ACBP nor Bank of Evansville has experienced any material work stoppage or other material labor difficulty during the past five years.

(c) Except as disclosed in Section 2.09(c) of the ACBP Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of ACBP or Bank of Evansville from either of such entities, or (ii) increase any benefit otherwise payable under any of their employee plans. No amounts paid or payable by ACBP or Bank of Evansville to or with respect to any employee or former employee of ACBP of Bank of Evansville will fail to be deductible for federal income tax purposes by reason of Sections 162(m), 280G or 404 of the Code or that would give rise to a penalty or additional tax under Section 409A of the Code.

Section 2.10. Reports.  Since January 1, 2008, ACBP and Bank of Evansville have, to their knowledge, filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the Securities and Exchange Commission (“SEC”), (ii) the FRB, (iii) the FDIC, (iv) the DFI, and (v) any other governmental authority with jurisdiction over ACBP or Bank of Evansville. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

Section 2.11. Investment Portfolio.  All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Bank of Evansville, as reflected in the BOE Call Reports are carried on the books of Bank of Evansville in accordance with generally accepted accounting principles, consistently applied. Bank of Evansville does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

Section 2.12. Loan Portfolio.  All loans and discounts shown in the BOE Call Reports, or which were entered into after July 1, 2010, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Bank of Evansville, in accordance in all material respects with Bank of Evansville’ lending policies and practices unless otherwise approved by Bank of Evansville’ Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine. Bank of Evansville has in all material respects complied and will through the Closing Date continue to comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in Section 2.12 of the ACBP Disclosure Schedule, Bank of Evansville has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. ACBP has no knowledge that any condition of property in which Bank of Evansville has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (defined in Section 2.15) in any material respect or obligates ACBP, or Bank of Evansville, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

Section 2.13. ERISA.

(a) Section 2.13(a) of the ACBP Disclosure Schedule lists all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all retirement, stock, stock option, equity compensation, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements, plans, policies, or practices which ACBP, Bank of Evansville or any ERISA Affiliate (as hereinafter defined) maintains or participates, or to which any of them sponsors or contributes, on behalf of current or former employees, or with respect to which ACBP, Bank of Evansville or any ERISA Affiliate may have any liability or obligation on behalf of current or former employees or their dependents or beneficiaries (referred to individually as a “Plan” and collectively as the “Plans,” unless otherwise specifically provided herein). For purposes of this Section 2.13, the term “ERISA Affiliate” means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with ACBP or Bank of Evansville under Section 414 of the Code.

(b) As applicable, with respect to each of the Plans, ACBP has delivered to GABC true and complete copies of (i) all Plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all material related agreements that are currently in force including the trust agreement and amendments thereto, insurance contracts, administrative services agreements, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each such Plan; (iii) the current summary plan descriptions and all material modifications thereto, if any, required under ERISA in connection with each such Plan; (iv) the three most recent actuarial reports, financial statements and trustee reports; (v) copies of all private letter rulings and determination letters issued with respect to the Plans and filings, summaries of self-corrections or other corrections made under the Employee Plans Compliance Resolution System (as set forth in Revenue Procedure 2008-50, and any successor thereto)

or the Voluntary Fiduciary Correction or the Delinquent Filer Voluntary Compliance programs with respect to the Plans within the past five years; (vi) all communications material to any employee or employees of ACBP or Bank of Evansville relating to any such Plan and any proposed Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to ACBP or the Bank of Evansville, (vii) all correspondence to or from any governmental agency relating to any such Plan, (viii) the current COBRA (as hereinafter defined) forms and related notices utilized by ACBP, Bank of Evansville or any ERISA Affiliate, (ix) all policies pertaining to fiduciary liability insurance covering ACBP, Bank of Evansville or any of their employees for each such Plan, (x) all non-discrimination or other testing performed under the Code with respect to each Plan for the three most recent plan years, (xi) if applicable, all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each such Plan for the three most recent plan years, (xii) the current privacy notices and business associate agreements entered into under the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”); and (xiii) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Plan.

(c) ACBP, Bank of Evansville and all ERISA Affiliates have performed all material obligations required to be performed by them under any Plan. All Plans listed in Section 2.13(a) of the ACBP Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as disclosed in Section 2.13(c) of the ACBP Disclosure Schedule, each Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to meet the qualification requirements of Section 401(a) of the Code has met such requirements at all times and has been and continues to be tax exempt under Section 501(a) of the Code, has been timely amended to comply with the applicable provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 and the Pension Protection Act of 2006, and has received a favorable determination letter from the Internal Revenue Service (IRS) or is entitled to rely on a favorable advisory or opinion letter issued by the IRS with respect to a master and prototype or volume submitter plan, and no circumstances exist which are reasonably likely to result in revocation of any such favorable determination, advisory or opinion letter. Except as disclosed in Section 2.13(c) of the ACBP Disclosure Schedule, neither ACBP nor Bank of Evansville (nor any ERISA Affiliate) has (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA that would have an ACBP Material Adverse Effect. No fiduciary (within the meaning of Section 3(21) of ERISA) of any Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty with respect to such Plan that could reasonably be expected to subject ACBP, Bank of Evansville or any ERISA Affiliate to an ACBP Material Adverse Effect.

(d) Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to ACBP or Bank of Evansville (other than ordinary benefit claims and administration expenses), subject to applicable law. Except as disclosed in Section 2.13(d) of the ACBP Disclosure Schedule, neither ACBP nor Bank of Evansville has represented, promised or contracted to provide retiree medical or other retiree welfare benefits to any employee, former employee, director, consultant or other person, except to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(e) Except as disclosed in Section 2.13(e) of the ACBP Disclosure Schedule, neither ACBP nor Bank of Evansville (nor any ERISA Affiliate) maintains or contributes to, or has ever established, maintained or contributed to during the past three years, any defined benefit plan (as defined in Section 3(35) of ERISA) and neither ACBP nor Bank of Evansville (nor any ERISA Affiliate) has any liability with respect to any defined benefit plan (as defined in Section 3(35) of ERISA).

(f) All contributions, premiums or payments required to be made with respect to any Plan by ACBP and Bank of Evansville have been made on or before their due dates or within the applicable grace period for payment without default.

(g) Except as disclosed in Section 2.13(g) of the ACBP Disclosure Schedule, no Plan has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(h) Neither ACBP nor Bank of Evansville (nor any ERISA Affiliate) has ever contributed to or is obligated to contribute under any “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither ACBP nor Bank of Evansville (nor any ERISA Affiliate) has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(i) Each Plan has been operated and administered in all material respects in accordance with all requirements of COBRA, HIPAA, the Family and Medical Leave Act of 1993, as amended, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996 and any similar provisions of state law applicable to their employees, to the extent so required. To the extent required under HIPAA and the regulations issued thereunder, each Plan has been operated and administered in all material respects, prior to the Effective Time, in accordance with the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Except as disclosed in Section 2.13(i) of the ACBP Disclosure Schedule, the Mergers will not result in the payment, vesting or acceleration of any benefit under any Plan sponsored or contributed to by ACBP or Bank of Evansville.

(j) There are no pending or, to the knowledge of ACBP or Bank of Evansville, threatened, audits or investigations by any governmental agency involving the Plans, and there are no pending or, to the knowledge of ACBP and Bank of Evansville, threatened, claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, nor, to the knowledge of ACBP and Bank of Evansville, is there any reasonable basis for any such claim, suit or proceeding.

(k) Since January 1, 2010, there has been no amendment or announcement by ACBP or Bank of Evansville relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by ACBP or Bank of Evansville or promotions of existing employees in the ordinary course of business consistent with past practice, or as otherwise disclosed in Section 2.13(k) of the ACBP Disclosure Schedule.

(l) Except as disclosed in Section 2.13(l) of the ACBP Disclosure Schedule, neither ACBP nor Bank of Evansville has any liability or obligation to provide any gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.

Section 2.14. Title to Properties; Insurance.  ACBP and Bank of Evansville own good, marketable and indefeasible fee simple title to all real properties reflected on the ACBP Financial Statements as being owned by ACBP or Bank of Evansville (collectively, the “Fee Real Estate”), free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the ACBP Financial Statements and easements, rights-of-way, and other restrictions which would not materially interfere, prevent or frustrate the current or intended use of the Fee Real Estate and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of Bank of Evansville, rights of redemption under applicable law). All material leasehold interests used by ACBP and Bank of Evansville in their respective operations (collectively, the “Leased Real Estate” and, together with the Fee Real Estate, the “Real Estate”) are held pursuant to lease agreements (collectively, the “Leases”) which are valid and enforceable in accordance with their terms. All such Real Estate owned by ACBP or Bank of Evansville comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of ACBP, threatened with respect to such Real Estate. ACBP and Bank of Evansville have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by ACBP and Bank of Evansville in their respective businesses free and clear of any claim, defense or right of any other person or entity that is material to ACBP’s and/or Bank of Evansville’ ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by ACBP or Bank of Evansville are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.

Section 2.15. Environmental Matters.

(a) As used in this Agreement, “Environmental Laws” means all local, state and federal environmental laws and regulations in all jurisdictions in which ACBP or Bank of Evansville has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Toxic Substances Control Act.

(b) Except as disclosed in Section 2.15 of the ACBP Disclosure Schedule or in the environmental reports listed in Section 2.15 of the ACBP Disclosure Schedule, copies of which have been made available to GABC, or generated pursuant to Section 4.01(a)(xv), to the knowledge of ACBP, neither (i) the conduct by ACBP and Bank of Evansville of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by ACBP or Bank of Evansville, nor (iii) to the knowledge of ACBP or Bank of Evansville the condition of any property currently or previously held by them as a trust asset, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or materially obligate (or potentially obligate) ACBP or Bank of Evansville to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither ACBP nor Bank of Evansville has received any written notice from any person or entity that ACBP or Bank of Evansville or the operation of any facilities or any property currently or previously owned or leased by either of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that either of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

Section 2.16. Compliance with Law.  ACBP and Bank of Evansville each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. The offer and sale by ACBP of the ACBP Common that is issued and outstanding, and the continuing offer of ACBP Common pursuant to the options and warrants that are presently outstanding and the sales of ACBP Common pursuant to such options and warrants that have occurred and which may prior to the Closing Date have occurred, have been and will be either registered or qualified under the Securities Act of 1933, as amended, and the securities laws of all states or other jurisdictions that may be applicable, or have been or will be exempt from such registration and qualification requirements.

Section 2.17. Brokerage.  Except as set forth in the ACBP Disclosure Schedule and except for arrangements with Stifel, Nicolaus & Company, Inc., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders’ fees or similar compensation in connection with the Holding Company Merger and the Bank Merger payable by ACBP or Bank of Evansville.

Section 2.18. Material Contracts.  Except as set forth in Section 2.18 of the ACBP Disclosure Schedule, neither ACBP nor Bank of Evansville is a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the FHLBB and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of $10,000 or for the performance of services over a period of more than thirty days and involving an amount in excess of $10,000; (vi) joint venture or partnership agreement or arrangement; (vii) material contract, arrangement or understanding with any present or former consultant, advisor, investment banker, broker, attorney or accountant; or (viii) material contract, agreement or other commitment not made in the ordinary course of business.

Section 2.19. Compliance with Americans with Disabilities Act.  (a) To the best of ACBP’s knowledge, ACBP and Bank of Evansville and their respective properties (including those held by either of them in a fiduciary capacity) are in compliance in all material respects with all applicable provisions of the Americans with Disabilities Act (the “ADA”), and (b) no action under the ADA against ACBP, Bank of Evansville or any of its properties has been initiated nor, to the best of ACBP’s knowledge, has been threatened or contemplated.

Section 2.20. Statements True and Correct.  To the best of the knowledge of ACBP, none of the information supplied or to be supplied by ACBP or Bank of Evansville for inclusion in any documents to be filed with the FRB, the DFI, the FDIC, the SEC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 2.21. ACBP’s Knowledge.  With respect to representations and warranties herein that are made or qualified as being made “to the knowledge of ACBP” or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of ACBP or Bank of Evansville shall be considered to be within the knowledge of ACBP.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES
OF GABC AND GERMAN AMERICAN

GABC and German American hereby jointly and severally make the following representations and warranties to ACBP and Bank of Evansville:

Section 3.01. Organization and Capital Stock.

(a) GABC is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

(b) German American is a corporation duly incorporated and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the capital stock of German American is owned by GABC.

(c) GABC has authorized capital stock of (i) 20,000,000 shares of GABC Common, no par value, of which, as of the date of this Agreement, 11,104,918 shares are issued and outstanding, and (ii) 500,000 shares of preferred stock, $10 par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of GABC Common are duly and validly issued and outstanding, fully paid and non-assessable.

(d) The shares of GABC Common that are to be issued to the holders of ACBP Common pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

Section 3.02. Authorization.  The Boards of Directors of GABC and German American have, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof on GABC’s and German American’s behalf, as applicable, by their respective duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of GABC or German American, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit GABC or German American from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by GABC and German American and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles. No other corporate acts or proceedings are required by law to be taken by GABC or German American to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, FDIC and DFI, and the SEC’s order declaring effective GABC’s registration statement under the Securities Act of 1933, as amended (the “1933 Act”) with respect to the Holding Company Merger, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by GABC or German American. Neither GABC nor German American is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

Section 3.03. Subsidiaries.  Each of GABC’s subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. All outstanding shares of capital stock of each of GABC’s subsidiaries that is a depository institution have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by GABC. The deposit accounts of each subsidiary of GABC that is a depository institution are insured by the FDIC to the fullest extent permitted by law.

Section 3.04. Financial Information.

(a) The consolidated balance sheet of GABC and its subsidiaries as of December 31, 2008 and 2009 and related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2009, together with the notes thereto, included in GABC’s Annual Report on Form 10-K for the annual period ended December 31, 2009 (the “10-K”) and the consolidated balance sheets of GABC as of March 31, 2010, and June 30, 2010 and related consolidated statements of income and cash flows included in GABC’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010 (the “10-Qs”) (together, the financial statements included in the 10-K and the 10-Qs are referred to herein as the “GABC Financial Statements”) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of GABC and its consolidated subsidiaries as of the dates and for the periods indicated.

(b) Except (i) as reflected in GABC’s balance sheet at June 30, 2010, or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to generally accepted accounting principles) or (ii) for liabilities incurred in the ordinary course of business since June 30, 2010 consistent with past practices or in connection with this Agreement or the transactions contemplated hereby, neither GABC nor any of its subsidiaries has any material liabilities or obligations of any nature.

(c) Crowe Horwath LLP is and has been (i) since September 24, 2003, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), and (ii) throughout the periods covered by the GABC Financial Statements, “independent” with respect to GABC within the meaning of Regulation S-X.

Section 3.05. Absence of Changes.  Since December 31, 2009, there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of GABC and its subsidiaries, taken as a whole.

Section 3.06. Reports.

(a) Since January 1, 2008, GABC and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the DFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over GABC or any of its subsidiaries.

As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of its filing date, each such document filed by GABC with the SEC pursuant to the Securities Exchange Act of 1934 (the “1934 Act”) did not, and each such document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each such document filed by GABC with the SEC that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) GABC has established and maintains effective disclosure controls and procedures (as defined in Rule 13a-15 adopted under the 1934 Act).

Section 3.07. Absence of Litigation.  There is no material litigation, claim or other proceeding pending or, to the knowledge of GABC, threatened, before any judicial, administrative or regulatory agency or tribunal against GABC or any of its subsidiaries, or to which the property of GABC or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

Section 3.08. Absence of Agreements with Banking Authorities.  Neither GABC nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally) or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the FDIC, the DFI, and the FRB.

Section 3.09. Compliance with Law.  GABC and its subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.

Section 3.10. Brokerage.  Except as set forth on the disclosure schedule that has been prepared by GABC and delivered by GABC to ACBP in connection with the execution and delivery of this Agreement (the “GABC Disclosure Schedule”), there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders’ fees or similar compensation in connection with the Holding Company Merger or the Bank Merger payable by GABC and its subsidiaries or German American.

Section 3.11. Statements True and Correct.  To the best of the knowledge of GABC, none of the information supplied or to be supplied by GABC and its subsidiaries for inclusion in any documents to be filed with the FRB, the DFI, the FDIC, the SEC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 3.12. GABC’s Knowledge.  With respect to representations and warranties herein that are made or qualified as being made “to the knowledge of GABC” or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of GABC or German American shall be considered to be within the knowledge of GABC.

Section 3.13. Internal Control Over Financial Reporting.  GABC and its subsidiaries maintain books of account that accurately and validly reflect all loans, mortgages, collateral, and other business transactions and maintain proper and adequate internal control over financial reporting as defined by Rule 13a-15(f) adopted under the 1934 Act.

Section 3.14. Financing.  GABC has available on hand, or will have at Closing, sufficient cash and cash equivalents to pay the aggregate cash portion of the Merger Consideration pursuant to Article I of this Agreement.

Section 3.15. Special 2010 Cash Dividend.  GABC has informally discussed the terms and conditions of the Special 2010 Cash Dividend with officials of the FRB and the DFI on a preliminary basis, and (although GABC has been given no assurances in this regard) GABC has no reason to believe that the FRB, the DFI or any other regulatory authority will not grant any required approvals for (or will otherwise prohibit) the payment of the Special 2010 Cash Dividend by ACBP to its shareholders upon the terms and conditions described in Section 4.06 or Section 5.10, as applicable.

ARTICLE IV.

COVENANTS OF ACBP AND BANK OF EVANSVILLE

Section 4.01. Conduct of Business.

(a) From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as required by any governmental authority or applicable law or regulation, ACBP and Bank of Evansville shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with respect to such obligation, neither ACBP nor Bank of Evansville will, without the prior written consent of GABC, which consent may be withheld in GABC’s complete discretion:

(i) declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except (in accordance with the applicable conditions herein specified for such declaration and payment) for the Special 2010 Cash Dividend; or

(ii) issue (or agree to issue) any common or other capital stock or trust preferred securities (except for the issuance of shares of ACBP Common pursuant to the payment and other terms of, and upon exercise by the holders of, those stock options and warrants described in Section 2.01 of the ACBP Disclosure Schedule or to directors of ACBP and Bank of Evansville in payment of their board fees as described in Section 4.01 of the ACBP Disclosure Schedule) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or trust preferred securities or any securities convertible into or exchangeable for any such instruments; or

(iii) directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of their own common or any other capital stock or trust preferred securities; or

(iv) effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

(v) change the Articles of Incorporation or Bylaws of ACBP or the Articles of Incorporation or Bylaws of Bank of Evansville; or

(vi) except as described in Section 4.01 of the ABCP Disclosure Schedule, pay or agree to pay, conditionally or otherwise, any bonus, additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees or, except as required by law or as contemplated by this Agreement, adopt or make any change in any Plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that ACBP and Bank of Evansville may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned in accordance with the terms of the contracts, arrangements or understandings of ACBP or Bank of Evansville specifically disclosed in Section 4.01 of the ABCP Disclosure Schedule, or

(vii) borrow or agree to borrow any funds (except borrowings that are (A) from sources other than the bank that has provided the Line of Credit and (B) either (1) in amounts that are not material or (2) in the ordinary course of business), or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

(viii) make or commit to make any new loan or issue or commit to issue any new letter of credit or any new or additional discretionary advance under any existing line of credit, or purchase or agree to purchase any interest in a loan participation, in aggregate principal amounts that would cause the credit extensions or commitments of Bank of Evansville to any one borrower (or group of affiliated borrowers) to exceed $250,000 without first providing GABC with ACBP’s customary loan underwriting analysis and consulting with and receiving the advance written consent of GABC, it being understood that “consulting with” in the context of this sentence means advising the employee of GABC who is specified by Section 5.03 (and in accordance with Section 5.03) sufficiently in advance of any proposed action to allow GABC a reasonable opportunity to respond; provided, however, that this Section 4.01(a)(viii) shall not be construed to restrict Bank of Evansville in renewing credit extensions made to existing credit relationships that are not (either at such time or on September 10, 2010) listed on Bank of Evansville’s internal watch list (or graded below its watch list category), provided that such renewals (A) are in the amounts not exceeding the amounts that are then outstanding under the credit extension that is being renewed (any increased or new credit made as part of or incident to such renewal to be subject to this Section 4.01(a)(viii) to that extent) and (B) do not represent renewals of credit decisions that are made after the date of this Agreement in violation of this Section 4.01(a)(viii) or that are otherwise made as part of a plan to evade this Section 4.01(a)(viii); or

(ix) other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five years or less (except that maturities may extend to seven years on variable-rate securities), purchase or otherwise acquire any investment security for their own accounts, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

(x) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

(xi) enter into or amend any material agreement, contract or commitment out of the ordinary course of business; or

(xii) except in the ordinary course of business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

(xiii) except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to ACBP or Bank of Evansville, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

(xiv) sell or otherwise dispose of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to ACBP or Bank of Evansville; or

(xv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to GABC, which does not indicate the presence of material quantities of pollutants, contaminants or hazardous or toxic waste materials on the property; provided, however, that neither ACBP nor Bank of Evansville shall be required to obtain such a report with respect to single family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated; or

(xvi) commit any act or fail to do any act which will cause a material breach of any material agreement, contract or commitment; or

(xvii) violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on its business, financial condition, or earnings; or

(xviii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $10,000 individually or $50,000 in the aggregate for all such purchases, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of ACBP’s or Bank of Evansville’ loans; or

(xix) issue certificate(s) for shares of ACBP Common to any ACBP shareholder (or replacement option agreements or warrant certificates to any holder of any Cancelled Right) in replacement of certificate(s) (or Cancelled Right documents) claimed to have been lost or destroyed without first obtaining from such shareholder(s) (or holder(s) of such Cancelled Rights), at the expense of such holder(s), a surety bond from a recognized insurance company in an amount that would indemnify ACBP (and its successors) against lost certificate(s) (or lost instruments evidencing Cancelled Rights) (but in an amount not less than 150% of the estimated per share value of the Merger Consideration under this Agreement, or estimated Cancellation Amount in relation to the lost Cancelled Right instrument), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s);

(xx) hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the Board of Directors or the sole shareholder of Bank of Evansville for the purpose of appointing or electing any new member to the Board of Directors of ACBP or of Bank of Evansville (whether to fill a vacancy or otherwise) unless such new member is approved in advance in writing by GABC; or

(xxi) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to ACBP or Bank of Evansville, surrender right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to ACBP or Bank of Evansville, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(b) ACBP shall promptly notify GABC in writing of the occurrence of any matter or event known to ACBP or Bank of Evansville that is, or is likely to become, materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of ACBP and Bank of Evansville taken as a whole.

(c) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of GABC, ACBP shall neither permit nor authorize its directors, officers, employees, agents or representatives (or those of Bank of Evansville) to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to ACBP or Bank of Evansville or to which ACBP or Bank of Evansville may become a party (all such transactions are hereinafter referred to as “Acquisition Transactions”).

(d) ACBP shall promptly communicate to GABC the terms of any proposal, indication of interest, or offer which ACBP or Bank of Evansville may receive after the date of this Agreement with respect to an Acquisition Transaction. This subsection (d) shall not authorize ACBP or Bank of Evansville or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party or to furnish information to any third party or to cooperate in any way with the making of a proposal, indication of interest, or offer with respect to an Acquisition Proposal.

Section 4.02. Subsequent Discovery of Events or Conditions.  ACBP shall, in the event it or Bank of Evansville obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to GABC and German American under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to ACBP or Bank of

Evansville) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to GABC.

Section 4.03. Shareholder and Other Approvals; Cooperation.

(a) ACBP shall (regardless of whether or not its Board of Directors has recommended approval of the Merger, as required (subject to a fiduciary duty exception) by the following sentence of this Section 4.03) submit this Agreement to its shareholders for approval and adoption at a special meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of ACBP. Unless precluded by applicable fiduciary duties of ACBP’s Board of Directors under Indiana law as determined by the members thereof in good faith after consultation with legal counsel qualified to give sound advice as to such matters under Indiana law, the Board of Directors of ACBP shall recommend to ACBP’s shareholders that such shareholders approve and adopt this Agreement and the Plans of Merger and the Mergers contemplated hereby and thereby. ACBP shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. ACBP shall furnish (or cause Bank of Evansville to furnish) to GABC in a timely manner all information, data and documents in the possession of ACBP or Bank of Evansville requested by GABC as may be required to obtain any necessary regulatory or other approvals of the Mergers (all of which shall be true, accurate and complete, to the best of the knowledge of their respective management) and shall otherwise cooperate fully with GABC to carry out the purpose and intent of this Agreement. ACBP shall not (a) knowingly take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

(b) Bank of Evansville shall submit the Bank Merger Agreement to ACBP, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and By-laws of Bank of Evansville at a date reasonably in advance of the Effective Time. The Board of Directors of Bank of Evansville shall recommend approval of the Bank Merger Agreement and the Bank Merger to ACBP, as the sole shareholder of Bank of Evansville, and ACBP, as sole shareholder of Bank of Evansville, shall approve the Bank Merger Agreement and the Bank Merger.

Section 4.04. SEC Registration Matters.  ACBP shall cooperate with GABC in the preparation and filing of the Registration Statement described by Section 5.01 and in the taking of any other action required to be taken under any applicable federal or state securities laws in connection with the Holding Company Merger and shall furnish all information concerning it and its management and directors and the holders of its capital stock as may be reasonably requested in connection with any such action.

Section 4.05. Access to Information.

(a) ACBP and Bank of Evansville shall permit GABC and its consultants reasonable access to their properties to perform any investigations, tests, surveys reasonably required by GABC and shall disclose and make available to GABC all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants’ workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which GABC may have an interest in light of the transactions contemplated by this Agreement.

(b) During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, ACBP will:

(i) cause one or more of its or Bank of Evansville’ designated representatives to confer on a regular basis with the Chief Executive Officer of GABC, or any other person designated in a written notice given to ACBP by GABC pursuant to this Agreement, to report the general status of the ongoing operations of ACBP and Bank of Evansville;

(ii) promptly notify GABC of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving ACBP or Bank of Evansville, and will keep GABC fully informed of such events; and

(iii) deliver to GABC on a weekly basis a report of new and renewed loans made by Bank of Evansville.

(c) ACBP and Bank of Evansville (a) shall permit GABC (at its expense) to order such surveys, title reports, and title insurance policies (or endorsements on existing title insurance policies), and similar title and survey assurances as GABC may desire to order with respect to the real properties owned by ACBP or Bank of Evansville, for GABC’s reliance and benefit as insured or additional insured, prospective buyer, and/or recipient, and (b) shall promptly cooperate in causing such survey work, title reports, title insurance policies, endorsements, or similar assurances to be delivered to GABC when and as such cooperation is requested by GABC, including execution of any affidavits or other supporting documentation required by a title or survey company in this connection and consents to access to the properties by such third parties.

Section 4.06. Special 2010 Cash Dividend.  Bank of Evansville may pay a cash dividend to ACBP, for the purpose of funding the payment of a cash dividend to holders of ACBP Common on December 30, 2010, and ACBP may pay a cash dividend (in an amount not exceeding $2.00 per ACBP Common share then outstanding) to holders of ACBP Common on December 30, 2010, in accordance with this Section 4.06 (the “Special 2010 Cash Dividend”), if, but only if,

(a) the declaration and payment of such a Special 2010 Cash Dividend is approved in advance, to the extent required by applicable law, by all regulatory agencies (including the DFI, the FDIC, and the FRB) having supervisory jurisdiction over the Mergers and over the payment of dividends by Bank of Evansville and by ACBP (which approval may be in connection with, or as part of, the approval of the Mergers by the foregoing regulatory authorities), and

(b) such Special 2010 Cash Dividend is in fact paid on December 30, 2010 (via delivery by ACBP’s dividend-payment agent to either the United States Postal Service or to a nationally-recognized overnight courier, on December 30, 2010, before the applicable delivery “cut off” time of the receiving facility, of checks representing the amount of the Special 2010 Cash Dividend in next-day delivery envelopes, next day delivery requested without signature, fees and/or postage prepaid, to the record holders of ACBP Common as of the dividend record date (which record date shall be a date prior to December 30, 2010 as established by the Board of Directors of ACBP), and via wire transfer on December 30, 2010 to the appropriate depositary for shares held in “street name” by a custodian or depositary for shares held by beneficial owners through brokers and banks), after both

(i) the Closing of the Mergers and other transactions contemplated by this Agreement has been completed on December 30, 2010, and

(ii) there have been duly filed on December 30, 2010 with the Corporations Division of the Indiana Secretary of State both the Holding Company Articles of Merger and the Bank Articles of Merger (each specifying an Effective Time of each of the Mergers on January 1, 2011, as anticipated).

Section 4.07. Pre-Closing Cooperation in Anticipation of Post-Closing Mergers of Bank of Evansville Subsidiaries.  Bank of Evansville shall cooperate with German American in taking whatever regulatory and corporate actions may be reasonably necessary to facilitate the merger or other business combination of one or more of those entities that are the direct or indirect subsidiaries of Bank of Evansville with and into the similar entities that are direct or indirect subsidiaries of German American, provided that each such merger or other business combination is on terms that are expressly subject to the prior consummation and effectiveness of the Mergers.

ARTICLE V.

COVENANTS OF GABC AND GERMAN AMERICAN

Section 5.01. Regulatory Approvals and Registration Statement.

(a) GABC shall file or cooperate with ACBP and Bank of Evansville in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications or notices for the prior approvals of the FRB, the DFI and the FDIC. GABC shall use its best efforts to cause all such regulatory applications to be filed on or before October 11, 2010. GABC shall keep ACBP reasonably informed as to the status of such applications or notices and promptly send or deliver copies of such applications or notices, and of any supplementally filed materials, to counsel for ACBP.

(b) GABC shall file with the SEC the registration statement relating to the shares of GABC Common to be issued to the shareholders of ACBP pursuant to this Agreement (the “Registration Statement”), and shall use its best efforts to file such Registration Statement on or before November 1, 2010, and shall use its best efforts to cause it to become effective as soon as practicable. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. At the time of the mailing thereof to the shareholders and at the time of any Shareholders Meeting, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state any material fact regarding GABC, German American or the Holding Company Merger necessary to make the statements therein not false or misleading. GABC shall promptly and properly prepare and file any other filings required under the 1934 Act relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.

Section 5.02. Subsequent Discovery of Events or Conditions.  GABC shall, in the event it obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to ACBP under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to GABC) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to ACBP.

Section 5.03. Consummation of Agreement.  GABC shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement. GABC and German American shall use their best efforts to cause the conditions for payment of the Special 2010 Cash Dividend specified by Section 4.06 to be satisfied on or prior to December 30, 2010. GABC agrees that, subject to applicable law, the Special 2010 Cash Dividend, if paid as contemplated by Section 4.06 and/or Section 5.10, will be treated and reported by GABC for income tax purposes as income reportable in 2010. For purposes of the approvals required for loans, letters of credit and advances under Section 4.01(a)(viii) and loan workouts under Section 4.01(a)(xiii), GABC shall at all times designate an employee of GABC with decision-making authority who shall respond promptly to all requests for such approvals from ACBP or Bank of Evansville and shall promptly notify ACBP and Bank of Evansville of such designation and changes therein from time to time (it being acknowledged that GABC has designated Clay W. Ewing as the initial such employee).

Section 5.04. Preservation of Business.  GABC shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of GABC under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of GABC on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of GABC on a consolidated basis. GABC shall promptly notify ACBP in writing of the occurrence of any matter or event known to GABC that is, or is likely to become, materially adverse to the businesses, operations, properties, assets or condition (financial or otherwise) of GABC and its subsidiaries on a consolidated basis.

Section 5.05. Representation on GABC and German American Boards of Directors.  GABC and German American shall cause two persons who are currently members of the ACBP Board of Directors (who shall be chosen by GABC after the opportunity for consultation regarding its choice having been afforded to ACBP) to be appointed to the boards of directors of GABC and German American, as soon as practicable after the Effective Time and subject to receipt of any necessary regulatory approvals. One of such persons shall be appointed to a vacancy on GABC’s Board of Directors to be created in the class of directors with terms expiring at the annual meeting of shareholders of GABC in 2012, and the other shall be appointed to a vacancy on GABC’s Board of Directors to be created in the class of directors with terms expiring at the annual meeting of shareholders of GABC in 2013.

Section 5.06. Employee Benefit Matters.

(a) GABC and German American may, in their sole discretion, terminate or continue any or all Plans; provided, however, that any termination or modification of a Plan (other than those agreements listed in Section 2.09(a) and Section 2.09(c) of the ACBP Disclosure Schedule) that is subject to Code Section 409A shall comply with the requirements of that Code Section 409A, such that, no interest, penalties, or additional tax will be imposed under Code Section 409A(a)(1)(B) resulting from the termination (excluding interest, penalties, or additional tax resulting solely from the operation of such plan prior to the termination thereof). Notwithstanding the foregoing, GABC and German American shall continue the medical, dental and vision plans of ACBP and Bank of Evansville until the later of January 31, 2011 or the Effective Time; provided, however, that GABC and German American may, in their sole discretion, continue any or all such plans for a longer period.

(b) GABC and German American shall provide compensation and benefits to the current employees of ACBP and its subsidiaries, including Bank of Evansville, that are generally comparable to those provided to GABC and German American’s similarly situated employees; provided, however, that this Section 5.06(b) shall not be construed to limit the ability of GABC or German American to terminate the employment of any ACBP or Bank of Evansville employee at any time. With respect to any employee benefit plan in which any employees of ACBP and/or Bank of Evansville are eligible to participate after the Closing Date (the “New GABC Plans”), GABC and German American shall: (i) subject to the approval of the stop-loss insurance provider to GABC and German American, waive all pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of ACBP and Bank of Evansville under any health and welfare New GABC Plans (except to the extent that such conditions and waiting periods exist under the Plans that covered such employees before the Closing Date and have not yet been met with respect to the employee) in which such employees may be eligible to participate after the Closing Date, (ii) if the Effective Time is on or after February 1, 2011 at 12:01 A.M Evansville, Indiana time, in determining any deductibles, coinsurance or maximum out-of-pocket limitations under the New GABC Plans for the plan year in which such employee first participates in the applicable New GABC Plan, give effect to amounts paid on or after February 1, 2011 by such employees under similar Plans maintained by ACBP and/or Bank of Evansville immediately prior to the Effective Time (provided that such amounts are in respect of the Plan year beginning February 1, 2011 of the applicable similar Plan), (iii) with respect to current employees of ACBP and Bank of Evansville on the Closing Date, recognize prior service with ACBP and Bank of Evansville that is accrued on or prior to the Closing Date for purposes of eligibility to participate and vesting credit (but not for benefit accrual purposes), (iv) with respect to current employees of ACBP and Bank of Evansville on the Closing Date, credit each such employee with the greater of: (A) the amount of the accrued but unused vacation time and sick time that such employee has earned under the applicable program of ACBP and Bank of Evansville during the year in which the Effective Time occurs; or (B) the amount of accrued but unused paid time off that such employee would have earned under the paid time off program or equivalent of GABC or German American had such employee been an employee of GABC or German

American as of January 1 of the year in which the Effective Time occurs (taking into account any vacation or sick time used by such employee during such year), to the paid time off program or equivalent of GABC or German American in effect on the Closing Date; (v) with respect to each employee of ACBP and Bank of Evansville who receives a credit pursuant to the immediately preceding subdivision (iv), if such employee is terminated during the 2011 calendar year, such employee shall receive full payment of all credited and accrued but unused vacation time and sick time, or paid time off, whichever is applicable, at the employee’s regular rate of pay within thirty days following his or her date of termination (i.e., all limitations on the payment of accrued but unused paid time off, vacation time and sick time at the time of termination of employment under the paid time off program (or equivalent) of GABC or German American will not apply); and (vi) with respect to current employees of ACBP and Bank of Evansville on the Closing Date, credit each such employee with the number of accrued but unused sick days (not to exceed 65) that such employee earned under the sick time program of ACBP and Bank of Evansville through the last day of the year prior to the year in which the Effective Time occurs, to the extended illness bank program or equivalent of GABC or German American.

(c) GABC and German American shall either (i) maintain the Code Section 125 plan of ACBP and Bank of Evansville (the “ACBP 125 Plan”) for the remainder of the calendar year in which the Closing Date occurs, or (ii) terminate the ACBP 125 Plan as of or after the Closing Date and either allow the employees of ACBP and its subsidiaries, including Bank of Evansville, who become employees of GABC and/or German American as of the Closing Date to participate in GABC’s and/or German American’s Code Section 125 Plan or adopt a new Code Section 125 plan (either alternative referred to hereafter as the “GABC 125 Plan”) for such employees who were participating in the ACBP 125 Plans, and transfer the bookkeeping account value of flexible spending account balances that have not been forfeited, if any, including amounts deferred and claims paid in the year of the transfer, of such employees under the ACBP 125 Plans to the GABC 125 Plan.

Section 5.07. Directors and Officers Indemnification and Insurance.

(a) GABC and German American shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of ACBP and its subsidiaries, including Bank of Evansville (each, an “Indemnified Party”) following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification) that such Indemnified Party would have been indemnified as a director, officer or employee of ACBP or any of its subsidiaries under Indiana law or ACBP’s or any such subsidiaries’ articles of incorporation, charter or bylaws as in effect as of the date of this Agreement.

(b) GABC and German American shall cause the persons serving as officers and directors of ACBP and its subsidiaries (including Bank of Evansville) immediately prior to the Closing to be covered for a period of six years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by ACBP (the “Existing Policy”) (provided that GABC and German American may substitute policies providing comparable or better coverage than the Existing Policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that GABC and German American shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of 200% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided further, however, that, if notwithstanding the use of reasonable best efforts to do so GABC and German American are unable to maintain or obtain the insurance called for by this Section 5.07(b), GABC and German American shall obtain as much comparable insurance as is available for the Maximum Amount.

(c) The provisions of this Section 5.07 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(d) In the event that either GABC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or

(ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of GABC shall assume the obligations set forth in this Section 5.07.

Section 5.08. Advisory Board of Directors.  For a period of not less than two years following the Effective Time, German American shall establish and maintain an advisory board of directors of German American for its Evansville banking market, and appoint five (5) current members of the Board of Directors of Bank of Evansville to serve on such advisory board. The advisory board shall meet on a regular basis and shall consult and confer with the Board of Directors of German American as to, among other things, transitional matters related to the Bank Merger and business development and community service in the Evansville banking market. The members of the advisory board shall receive compensation comparable to the compensation paid by GABC or German American to other advisory directors.

Section 5.09. Charitable Giving and Related Matters.  To the extent that the total pledges actually collected from employees of Bank of Evansville for the 2010 United Way Campaign (together with the corporate pledge made by Bank of Evansville) do not meet the corporate goal of $27,300, then GABC or German American shall contribute any shortfall to the 2010 United Way Campaign. GABC shall permit the Greater Evansville Affiliate of the Susan G. Komen Breast Cancer Foundation, Inc. to continue to occupy its current premises at 4424 Vogel Road, Evansville, Indiana, until at least April 6, 2013 upon the same terms and conditions as such tenant currently is occupying such premises.

Section 5.10. Funding for Special Cash Dividend.  If for any reason the potential Special 2010 Cash Dividend cannot be paid by ACBP (including approval by the regulatory authorities for payment from funds sourced from ACBP or its subsidiary, or lack of dividend funding from Bank of Evansville for such Special 2010 Cash Dividend) but the other conditions for payment of such Special 2010 Cash Dividend specified by Section 4.06 are otherwise satisfied as of the anticipated December 30, 2010, Closing Date, then GABC shall (subject to any regulatory objections from its regulatory authorities to doing so) advance the funds to ACBP that are necessary to fund ACBP’s payment of such dividend, if ACBP shall so request. ACBP shall be obligated to repay any amounts so advanced by GABC, with interest at the rate of 8% per annum, in a single installment of principal payable on the tenth anniversary of the date of such advance, and on other terms substantially the same as the terms of the subordinated debentures that were issued by GABC to the public in 2009 (provided that, should the FRB request any changes to such terms in order for such ACBP subordinated debenture to qualify as Tier 2 regulatory capital for ACBP, then the parties shall cooperate in responding to such requests by making such changes).

ARTICLE VI.

CONDITIONS PRECEDENT TO THE MERGER

Section 6.01. Conditions of GABC’s and German American’s Obligations.  The obligations of GABC and German American to effect the Mergers shall be subject to the satisfaction (or waiver by GABC and German American) prior to or on the Closing Date of the following conditions:

(a) The representations and warranties made by ACBP and Bank of Evansville in this Agreement shall have been (i) true and correct in all material respects on the date of this Agreement (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date), and (ii) true and correct in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except that (A) representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date, and (B) this condition shall be deemed to have been satisfied in the event that representations or warranties that are made inaccurate by events or circumstances arising after the date of this Agreement do not, individually or in the aggregate, constitute and could not reasonably be expected to result in an ACBP Material Adverse Effect as defined in Section 1.10(c).

(b) ACBP and Bank of Evansville shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

(c) The shareholders of ACBP shall have approved and adopted this Agreement and the Plan of Merger as required by applicable law and its Articles of Incorporation and Bylaws.

(d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.

(e) All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any burdensome conditions, stipulations, restrictions or requirements which GABC reasonably determines in good faith would adversely affect the consolidated financial condition, earnings, business, properties or operations of GABC following the Effective Time.

(f) GABC shall have received all documents required to be received from ACBP or Bank of Evansville on or prior to the Closing Date, all in form and substance reasonably satisfactory to GABC.

(g) The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

(h) GABC shall have received from its tax counsel, Ice Miller LLP, an opinion to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement, (i) the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of ACBP Common upon receipt of the Merger Consideration (except for the cash portion of the Merger Consideration, if any, and cash received in lieu of fractional shares); (iii) the basis of shares of GABC Common received by the shareholders of ACBP will be the same as the basis of shares of ACBP Common exchanged therefor, plus the gain recognized and less the cash received, if any; and (iv) the holding period of the shares of GABC Common received by the shareholders of ACBP will include the holding period of the shares of ACBP Common exchanged therefor provided such shares were held as capital assets as of the Effective Time.

(i) Holders of not more than ten percent (10%) of the number of shares of ACBP Common issued and outstanding as of the record date for determining shareholders entitled to vote on the Holding Company Merger shall have timely provided ACBP of notice of their intent to exercise dissenters’ rights under the IBCL and shall otherwise be deemed to be holders of Dissenting Shares under Section 1.03(i).

(j) ACBP shall have terminated the Line of Credit with the commercial bank that has extended the Line of Credit, and shall have provided evidence reasonably satisfactory to GABC that ACBP has obtained physical possession of the stock certificate(s) evidencing ownership of any capital stock or other securities issued by ACBP or Bank of Evansville in which such commercial bank had any possessory or other security interest as collateral security for such Line of Credit, and that all such security interests in such capital stock or other securities have been released by such commercial bank and terminated.

(k) Supplemental indentures with the indenture trustees for the issues of junior subordinated debentures issued by ACBP for the benefit of the Trusts have been executed and delivered in order to evidence GABC’s assumption of ACBP’s obligations in respect of such debentures and the related indentures and contracts, as described by Section 2.01(f) of the ACBP Disclosure Schedule.

Section 6.02. Conditions of ACBP’s and Bank of Evansville’s Obligations.  ACBP’s and Bank of Evansville’ obligations to effect the Mergers shall be subject to the satisfaction (or waiver by ACBP and Bank of Evansville) prior to or on the Closing Date of the following conditions:

(a) The representations and warranties made by GABC and German American in this Agreement shall have been (i) true and correct in all material respects on the date of this Agreement (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date), and (ii) true and correct in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except that (A) representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date, and (B) this condition shall be deemed to have been satisfied in the event that representations or warranties that are made inaccurate by events or circumstances arising after the date of this Agreement do not, individually or in the aggregate, constitute and could not reasonably be expected to result in a GABC Material Adverse Effect as defined in Section 1.10(d).

(b) GABC and German American shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

(c) The shareholders of ACBP shall have approved and adopted this Agreement and the Plan of Merger as required by applicable law and its Articles of Incorporation and Bylaws.

(d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.

(e) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.

(f) ACBP shall have received all documents required to be received from GABC or German American on or prior to the Closing Date, all in form and substance reasonably satisfactory to ACBP.

(g) The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

(h) ACBP and its Board of Directors (for the benefit of the ACBP shareholders) shall have received from tax counsel for GABC, Ice Miller LLP, an opinion reasonably satisfactory to ACBP to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement, (i) the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of ACBP Common upon receipt of the Merger Consideration (except for the cash portion of the Merger Consideration, if any, and cash received in lieu of fractional shares); (iii) the basis of shares of GABC Common received by the shareholders of ACBP will be the same as the basis of shares of ACBP Common exchanged therefor, plus the gain recognized and less the cash received, if any; and (iv) the holding period of the shares of GABC Common received by the shareholders of ACBP will include the holding period of the shares of ACBP Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

(i) The shares of GABC Common to be issued in the Holding Company Merger shall (if and to the extent required by such Market) have been approved for listing on The Nasdaq Stock Market, subject to official notice of issuance.

ARTICLE VII.

TERMINATION OR ABANDONMENT

Section 7.01. Mutual Agreement.  This Agreement may be terminated by the mutual written agreement of ACBP and GABC, approved by their respective Boards of Directors, at any time prior to the filing of the Holding Company Articles of Merger with the Indiana Secretary of State, regardless of whether approval of this Agreement and the Mergers by the shareholders of ACBP shall have been previously obtained.

Section 7.02. By Unilateral Action.  Either party may, in addition to any other remedies to which such party may be entitled, terminate this Agreement at any time prior to the Effective Time and abandon the Mergers, if such party’s Board of Directors determines that:

(a) either

(i) the other party has breached any representation or warranty contained herein and such breach would have caused the condition to Closing under Section 6.01(a) (in the case of a breach by ACBP and Bank of Evansville) or Section 6.02(a) (in the case of a breach by GABC and German American) to be unsatisfied, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or

(ii) the other party has breached in any material respect any of its covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach; or

(b) any of the conditions to the obligations of such party are not satisfied or waived on the Closing Date (other than as a result of any failure on the part of such party to comply with or perform any of its covenants or obligations set forth in this Agreement), immediately upon delivery of written notice thereof to the other party on the Closing Date.

Section 7.03. Shareholder Approval Denial.  If this Agreement and consummation of the Mergers is not approved by the vote of a majority of the ACBP Common outstanding on the record date for the meeting (including any adjournments) of ACBP Common shareholders at which the proposal for the approval of this Agreement and consummation of the Mergers is submitted to them for a vote, then either party (subject to Section 7.07(b)) may terminate this Agreement by giving written notice thereof to the other party.

Section 7.04. Termination Upon Adverse Regulatory Determination.  In connection with the filings that GABC, German American, ACBP and/or Bank of Evansville may be required to make in connection with the Mergers with banking and antitrust regulatory agencies (“Agencies”), each party shall use its best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause its respective agents and advisors to cooperate and use their best efforts in connection therewith. GABC (or its subsidiaries) shall be responsible for making the required filings for the Mergers (except to the limited extent that the applicable law, regulations, or forms specify that ACBP or Bank of Evansville is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse to GABC (an “Adverse Determination”), then GABC shall promptly advise ACBP of such Adverse Determination and GABC’s intended course of action with respect thereto. In the event that GABC in its sole discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, ACBP and Bank of Evansville (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (i) GABC in its sole discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole discretion at any time after seeking such an appeal or review to discontinue that effort, or (ii) GABC seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either GABC or ACBP may terminate this Agreement without obligation to the other on account of the Adverse Determination.

Section 7.05. Regulatory Enforcement Matters.  In the event that ACBP or Bank of Evansville, on the one hand, or GABC or German American, on the other hand, should become a party or subject to any cease and desist order imposed by any federal or state agency charged with the supervision or regulation of banks or their holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

Section 7.06. Lapse of Time.  If the filing of the Holding Company Articles of Merger with respect to the Holding Company Merger with the Indiana Secretary of State does not occur on or prior to March 31, 2011 (other than as the proximate result of any failure on the part of the party giving notice pursuant to this Section 7.06 to comply with or perform any of its covenants or obligations set forth in this Agreement), then this Agreement may be terminated by the Board of Directors of either ACBP or GABC by giving written notice thereof to the other party.

Section 7.07. Effect of Termination.

(a) Upon termination, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of any party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 8.02, and (ii) the obligations of the parties to pay certain termination fees under the circumstances described by subsection (b) of this Section 7.07; provided, however, that a termination under Section 7.02(a)(ii) shall not in any way release a breaching party from any liability for any Willful and Material Breach of this Agreement giving rise to such termination. “Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b) In the event that this Agreement is terminated (i) due to the failure of the Holding Company Merger to be approved by the requisite vote of shareholders of ACBP (whether due to the failure of ACBP (in breach of its obligations to do so under this Agreement) to cause the Holding Company Merger to be submitted to a vote of shareholders of ACBP, the failure of the ACBP Board to recommend the Holding Company Merger to shareholders of ACBP as contemplated by Section 4.03(a), or otherwise), following the submission after the date of this Agreement by any other person or entity not a party to this Agreement of an indication of interest to ACBP or Bank of Evansville contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with ACBP or Bank of Evansville which is publicly disclosed to the shareholders of ACBP prior to the vote by such shareholders on the Holding Company Merger (each, a “Business Combination”), and (ii) ACBP or Bank of Evansville shall within 12 months following a termination of this Agreement as described in Section 7.03 accept a proposal for a Business Combination with any third party (including but not limited to the third party that submitted the indication of interest described above), then in addition to whatever legal rights or remedies GABC may be entitled to assert against any third party, ACBP shall, upon GABC’s demand and not later than the second business day after the making of such demand, pay to GABC a termination fee of One Million Five Hundred Thousand Dollars ($1,500,000). If ACBP should fail or refuse to pay any amount demanded by GABC pursuant to the preceding sentence and GABC recovers such disputed amount pursuant to a legal proceeding, ACBP shall, in addition thereto, pay to GABC all costs, charges, expenses (including without limitation the fees and expenses of counsel) and other amounts expended by GABC in connection with or arising out of such legal proceeding.

Section 7.08. Specific Performance.  The parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by any party hereto. Therefore, prior to any termination of this Agreement pursuant to this Article VII, any party shall be entitled to specific performance and injunctive relief as a remedy for any such breach and to enforce compliance with the covenants of the parties set forth in this Agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01. Liabilities.  In the event that this Agreement is terminated or the Mergers abandoned pursuant to the provisions of Article VII hereof, no party and no officer, director or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise except to the extent specifically set forth in Section 7.07.

Section 8.02. Expenses.  ACBP shall pay all expenses of ACBP and Bank of Evansville and their shareholders, officers and directors incidental to the Mergers contemplated hereby, and GABC shall pay all expenses of GABC and its subsidiaries and their shareholders, officers and directors incidental to the Mergers contemplated hereby.

Section 8.03. Notices.  Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, or (c) upon actual receipt if transmitted during business hours by facsimile (but only if receipt of a legible copy of such transmission is confirmed by the recipient); addressed (in any case) as follows:

(a)	If to GABC:
German American Bancorp, Inc. 711 Main Street Box 810 Jasper, Indiana 47546 Attn: Mark A. Schroeder, Chairman and Chief Executive Officer
with a copy to:
Mark Barnes Law PC 5717 Fall Creek Road Indianapolis, Indiana 46220 Attn: Mark B. Barnes, Esq.
(b)	If to ACBP: American Community Bancorp, Inc. 4424 Vogel Road Evansville, Indiana 47715 Attn: Michael Sutton, President and Chief Executive Officer
with a copy to:
Lewis, Rice & Fingersh L.C. 600 Washington Ave. St. Louis, Missouri. 63101 Attn: Tom W. Zook, Esq.

or to such other address as any party may from time to time designate by notice to the others.

Section 8.04. Non-survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.05. Representations Not Affected by Review.  The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

Section 8.06. Press Releases.  GABC and ACBP shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

Section 8.07. Entire Agreement.  Except for that certain three-page letter agreement prepared by ACBP’s financial advisor dated August 5, 2010 and addressed to GABC and accepted by GABC as of that date (the “NDA”), this Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

Section 8.08. Headings and Captions.  The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 8.09. Waiver, Amendment or Modification.  The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

Section 8.10. Rules of Construction.  Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

Section 8.11. Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 8.12. Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. Except as provided in Section 5.07, there shall be no third party beneficiaries hereof.

Section 8.13. Governing Law; Assignment.  This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GERMAN AMERICAN BANCORP, INC.
By: /s/ Mark A. Schroeder Mark A. Schroeder Chairman and Chief Executive Officer

GERMAN AMERICAN BANCORP
By: /s/ Mark A. Schroeder Mark A. Schroeder Chairman and Chief Executive Officer

AMERICAN COMMUNITY BANCORP, INC.
By: /s/ Barney R. Maynard Name: Barney R. Maynard Its: Chairman of the Board of Directors

BANK OF EVANSVILLE
By: /s/ Michael S. Sutton Name: Michael S. Sutton Its: President & CEO

APPENDIX A

PLAN OF MERGER

The following constitutes a Plan of Merger within the meaning of the Indiana Business Corporation Law (Indiana Code 23-1-40-1) (“IBCL”):

1. The names of each corporation planning to merge (the “Merger”) are:

German American Bancorp, Inc., an Indiana corporation (the “Surviving Corporation”)

American Community Bancorp, Inc., an Indiana corporation (the “Merging Corporation”)

2. The corporation surviving the Merger is German American Bancorp, Inc., the name of which is not changed pursuant to this Plan of Merger.

3. This Plan of Merger has been adopted by the Boards of Directors of the Surviving Corporation and the Merging Corporation as part of that certain Agreement and Plan of Reorganization among them and certain of their subsidiaries dated October 4, 2010 (the “Reorganization Agreement”). As explicitly permitted by the Indiana Business Corporation Law (Indiana Code 23-1-18-19(n) and Indiana Code 23-1-40-1(c)), reference is hereby made to the Reorganization Agreement for the purpose of including the terms by which certain variable amounts not determinable at the time of adoption and approval of this Plan of Merger (as described below in italic type) will be determined. Pursuant to this Plan of Merger, the Surviving Corporation is hereby authorized to amend and update this Plan of Merger in order to specify such variable amounts (as so determined and reasonably approved by the Merging Corporation on the Closing Date of the Merger, as defined by the Reorganization Agreement) in the Plan of Merger (in lieu of the italic references) before it is filed with the Articles of Merger referenced.

4. At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Merger (the “Articles of Merger”) or at such later time as shall be specified by such Articles of Merger (the “Effective Time”), each of the shares of common stock, without par value, of the Merging Corporation (“Merging Corporation Shares”) that shall then be issued and outstanding (other than those Merging Corporation Shares that are held of record by a holder who has timely given notice of such holder’s intent to exercise dissenters’ rights under the IBCL, hereafter referred to as “Dissenting Shares,” and Merging Corporation Shares that are then held of record by the Surviving Corporation) shall be converted into the right to receive, without interest, the following consideration (“Merger Consideration”):

(a) a cash payment of $ [here insert the amount of the cash payment determined in accordance with Reorganization Agreement prior to the filing of this Plan of Merger with the Articles of Merger], and

(b) a number of newly-issued common shares of the Surviving Corporation (“Surviving Corporation Shares”) equal to  [here insert the Exchange Ratio determined in accordance with Reorganization Agreement prior to the filing of this Plan of Merger with the Articles of Merger].

Holders of Dissenting Shares shall be entitled to the rights provided by the IBCL. Merging Corporation Shares that are held of record by the Surviving Corporation immediately prior to the Effective Time shall be cancelled at the Effective Time and shall not be converted into the Merger Consideration.

5. The shares of Surviving Corporation stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation stock.

6. The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the Merger) shall not change as a result of the Merger.

7. No fractional shares of the Surviving Corporation Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Merging Corporation Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Merging Corporation Stock held by such holder) in stock of the Surviving Corporation shall be paid an amount in cash equal to the product of multiplying such fractional share by $. [Here insert the dollar amount determined in accordance with Section 1.03 of the Reorganization Agreement prior to the filing of this Plan of Merger with the Articles of Merger]

A-1

8. From time to time on and after the Effective Time, the last acting officers of the Merging Corporation, or the corresponding officers of the Surviving Corporation, may, in the name of the Surviving Corporation, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Corporation and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of the Merging Corporation and otherwise to carry out the intent and purposes of this Plan of Merger.

A-2

APPENDIX B

AGREEMENT AND PLAN OF BANK MERGER

between

GERMAN AMERICAN BANCORP

and

BANK OF EVANSVILLE

THIS AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”), made between GERMAN AMERICAN BANCORP (hereinafter referred to as “German American”), a banking corporation organized under the laws of the State of Indiana, being located at 711 Main Street, Jasper, County of Dubois, in the State of Indiana, and BANK OF EVANSVILLE a banking corporation organized under the laws of the State of Indiana, being located at 4424 Vogel Road, Evansville, County of Vanderburgh, in the State of Indiana, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:

SECTION 1.

Bank of Evansville shall be merged with and into German American under the charter of the latter (the “Merger”), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of German American, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.

SECTION 2.

The name of the surviving bank shall be “German American Bancorp.”

SECTION 3.

The business of the surviving bank shall be that business that is authorized to be conducted by a banking corporation organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office which shall be located at 711 Main Street, Jasper, Indiana, and at its legally-established branches.

SECTION 4.

The Merger shall have all of the effects provided by the Indiana Financial Institutions Act, as amended. All assets of Bank of Evansville as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of Bank of Evansville existing as of the effective time of the Merger.

SECTION 5.

At the effective time of the Merger, the shares of capital stock of German American that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of Bank of Evansville that were issued and outstanding immediately prior to the Merger shall be canceled.

SECTION 6.

The members of the board of directors of German American immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. The officers of German American immediately prior to the effective time of the Merger shall continue to serve as officers of the surviving bank at and after the effective time of the Merger until they are removed or resign their offices.

SECTION 7.

This Agreement may be terminated by the mutual consent of the boards of directors of German American and Bank of Evansville at any time prior to the filing of the Articles of Merger with respect to the Merger with the Department of Financial Institutions of the State of Indiana and with the Secretary of State of the State of Indiana. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated October 4, 2010, by and among German American Bancorp, Inc., American Community Bancorp, Inc., German American Bancorp and Bank of Evansville (“Reorganization Agreement”) is terminated without the Holding Company Merger (as defined in the Reorganization Agreement) having become effective under the Indiana Business Corporation Law, then this Agreement shall also be terminated and shall be of no further force and effect.

SECTION 8.

This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law. Subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles of Merger filed with the Department of Financial Institutions of the State of Indiana and with the Secretary of State of the State of Indiana (the “Effective Time”).

SECTION 9.

Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp, Inc., and American Community Bancorp, Inc., as described in the Reorganization Agreement.

SECTION 10.

From time to time on and after the Effective Time, the last acting officers of Bank of Evansville or the corresponding officers, shareholder, or agents of German American may, in the name of the Surviving Bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Bank and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of Bank of Evansville and otherwise to carry out the intent and purposes of this Agreement.

WITNESS, the signatures of said merging banks this  day of , 201, each set by its President or a Vice President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members.

GERMAN AMERICAN BANCORP
Attest:
Secretary or Cashier	By:

BANK OF EVANSVILLE
Attest:
Secretary or Cashier	By: Michael Sutton President and Chief Executive Officer

STATE OF INDIANA	)
) ss:
COUNTY OF DUBOIS	)

On this  day of , 2010, before me, a notary public, personally came  as , and , as , of German American Bancorp and each in his or her capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal..

WITNESS my official seal and signature this day and year.

(Seal of Notary)
Notary Public
My commission expires

STATE OF INDIANA	)
) ss:
COUNTY OF VANDERBURGH	)

On this  day of , 2010, before me, a notary public, personally came , as , and , as , of Bank of Evansville, and each in his or her capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal..

WITNESS my official seal and signature this day and year.

(Seal of Notary)
Notary Public
My commission expires

APPENDIX C

Form of Cancellation Agreement for Cancelled Rights

CANCELLATION AGREEMENT AND RELEASE

This CANCELLATION AGREEMENT AND RELEASE (the “Agreement”) is made as of , 201, by and among AMERICAN COMMUNITY BANCORP, INC., an Indiana corporation (“ACBP”), GERMAN AMERICAN BANCORP, INC., an Indiana corporation (“GABC”) and , a  [description of Holder as either an “individual” or entity, trust, estate, etc., and residence or jurisdiction of organization to be inserted here] (“Holder”).

Recitals

WHEREAS, ACBP (or Bank of Evansville, N.A., a national banking association that was a predecessor in interest of ACBP) issued to Holder on or about  that certain “[here identify warrant or option by title of grant or other instrument]”, No.  [here insert designation of warrant or option by instrument number, if applicable, e.g. “W-1”] (the “Cancelled Right”), which Cancelled Right is currently exercisable for  shares (as adjusted for all events after date of issuance of the Cancelled Right through the date of this Agreement) of ACBP’s (or its predecessor’s) common stock (each, a “Subject Share” and together the “Subject Shares”) at a purchase or exercise price (also as so adjusted) of $ per Subject Share; and

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization among the Company, GABC, and the banking subsidiaries of the Company and of GABC dated as of October 4, 2010 (“Reorganization Agreement”) and subject to satisfaction (or waiver where applicable) of all terms and conditions specified by such Merger Agreement, ACBP will be (or has been already) merged into GABC (the “Merger”); and

WHEREAS, the Reorganization Agreement (Section 1.03(c)) provides that certain unexercised rights (including the Holder’s Cancelled Right, and, collectively, the “Cancelled Rights”) to purchase shares of ACBP’s common stock (the “ACBP Stock”) shall be cancelled at the Effective Time of the Merger if such Cancelled Rights are not exercised prior to such Effective Time (a “Cancellation by Operation of Merger”), or are not cancelled at the Closing of the Merger pursuant to an optional surrender of such Cancelled Rights by the holders thereof before the Closing Date, with such Closing cancellation to be completed subject to and in accordance with Section 1.03(c) of the Merger Agreement (a “Cancellation at Closing”);

WHEREAS, the Reorganization Agreement provides that, in connection with the cancellation of the Cancelled Rights (either a Cancellation by Operation of Merger or a Cancellation at Closing), the holders of the Cancelled Rights (in order to obtain certain specified Cancellation Consideration) must execute and deliver to the Company a cancellation agreement in form and substance satisfactory to GABC and to surrender the original instruments evidencing the Cancelled Rights for cancellation;

WHEREAS, the undersigned Holder desires to induce GABC to pay to the Holder, in cancellation of the Holder’s Cancelled Right identified above, a cancellation payment by executing and delivering to ACBP and to GABC this Agreement and tendering the documentation identified hereby;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

Agreement

1. Cancellation.  Subject to the terms and conditions of this Agreement and the Reorganization Agreement, GABC shall deliver to Holder or its order the amount of  Dollars ($) as the cancellation payment prescribed by the Reorganization Agreement (without interest) in respect of all of the Subject Shares covered by the Cancelled Right ($ per Subject Share) purchasable under the Cancelled Right (the “Cancellation Payment”), with no holdback or deduction (except for any applicable withholding requirements), with such Cancellation Payment to be paid either by Cancellation at Closing (an option that is available only through 5:00 P.M. Evansville time on the business day preceding the Closing Date of the Merger, as determined in accordance with the Reorganization Agreement) or by Cancellation by Operation of Merger [Holder to check desired cancellation option and related payment method]:

•	Cancellation at Closing (this option is available only to Holders who have timely and completely submitted this Agreement and all required Cancellation Documentation (to the reasonable satisfaction of GABC) to ACBP before 5:00 P.M. Evansville time on the business day immediately prior to the Closing Date, as specified by the Reorganization Agreement).

Holder desires to complete the cancellation of the Cancelled Right as a Cancellation at Closing Transaction, and desires the Cancellation Payment to be paid via (choose one):

 wire transfer of funds effected by GABC on the Closing Date (as defined by the Reorganization Agreement) according to the wire instructions shown on the signature page hereof,

or

 GABC check made payable to Holder or its order and transmitted on the Closing Date (as defined by the Reorganization Agreement), by recognized overnight courier, next day delivery, shipper prepaid, to the address of the Holder specified below.

•	Cancellation by Operation of Merger.

Holder desires to accept the Cancellation Payment pursuant to Cancellation by Operation of Merger, and desires the Cancellation Payment to be paid via GABC check made payable to Holder or its order and transmitted on the first business day after the Effective Time of the Merger (as defined by the Reorganization Agreement), by recognized overnight courier, next day delivery, prepaid by the sender, to the address of the Holder specified below.

2. Surrender of Cancellation Documentation and Acceptance for Payment. Holder has tendered to ACBP and GABC, together with Holder’s signed copies of this Agreement in duplicate, for surrender to ACBP and GABC, or their agent, pursuant to this Agreement, the following [Holder to select applicable choice below]

 the original instrument or agreement evidencing the Cancelled Right that is the subject of this Agreement, endorsed in blank for transfer to GABC’s reasonable satisfaction; or

 an affidavit of loss and indemnity agreement with respect to the Cancelled Right that is the subject of this Agreement, in the form specified by GABC, together with a surety bond on terms and in an amount that GABC has advised the Holder is satisfactory to GABC.

The Holder further agrees to submit whatever other documentation that GABC may reasonably require as contemplated by Section 1.03(c) of the Reorganization Agreement. Together all documentation described by this Section 2 is sometimes referred to as the “Cancellation Documentation.” It shall be a condition of payment and delivery of the Cancellation Payment that GABC is reasonably satisfied that this Agreement has been properly executed and that the underlying certificate or agreement that evidences the Cancelled Right has been properly endorsed or is otherwise in proper form for transfer and cancellation. Upon determination by GABC that the documentation is acceptable, GABC shall pay the Cancellation Payment to the Holder or its order as specified by Section 1, whereupon ACBP and GABC are authorized by Holder to mark the face of the Cancelled Right as “cancelled” and such Cancelled Right (if not previously cancelled by operation of the Merger) shall be deemed cancelled.

3. Release.  In consideration of the Cancellation Payment, Holder hereby in complete cancellation, satisfaction and release of all claims of such holder in respect thereof releases and forever discharges:

•	ACBP, GABC and their predecessors (including Bank of Evansville, N.A., and Bank of Evansville), successors, subsidiaries, affiliates, assigns and each of them, and
•	each past, present, and future director, partner, subsidiary, division or entity or affiliated corporation, and each past, present or future employee, agent, representative, attorney, accountant, officer, director, stockholder, subscriber, of any of the foregoing, and
•	all persons acting by, through, under or in concert with any of the foregoing,

of and from any and all claims, actions, causes of action, suits, debts, liens, demands, contracts, liabilities, agreements, costs, expenses, or losses of any type, whether known or unknown, fixed or contingent, which Holder had, now has, or may hereafter have, arising out of or resulting from the acquisition of the Cancelled Right, or the shares of stock of ACBP that were issuable upon exercise of the Cancelled Right, including but not limited to, (i) Holder’s claim to any equity interest in ACBP or GABC or any of their predecessors, successors, subsidiaries or affiliates (including any economic interest that is derivative of an equity interest), and (ii) any and all claims with respect to rights of notice under the Cancelled Right or applicable law.

4. Representations And Warranties Of Holder.  Holder (and the individual signing hereby on behalf of or as the Holder) hereby represents and warrants to the Company that:

a. Holder (and such signatory) has full right, power, legal capacity and authority to enter into this Agreement and the transactions contemplated hereby; that the execution, delivery and performance of this Agreement has been duly and validly approved and authorized by Holder; and that this Agreement constitutes a valid and legally binding obligation of Holder, enforceable in accordance with its terms.

b. Holder has good and valid title to, and owns all right, title and interest (legal and beneficial) in, the Cancelled Right being cancelled pursuant to this Agreement, free and clear of all assignments, pledges, security interests, hypothecations, encumbrances and other liens (“Liens”).

c. Upon payment by ACBP or GABC pursuant to this Agreement of the Cancellation Payment, the Cancelled Right shall be cancelled, free and clear of all Liens.

d. Holder had a fair opportunity prior to the Closing Date to review the proxy statement/prospectus mailed by ACBP to all holders of ACBP common stock on or about , 2010, and acknowledges that a copy of such document has been provided to Holder a reasonable time prior to Holder’s execution and delivery of this Agreement.

e. Holder had a fair opportunity, at Holder’s expense, to the extent that Holder has or had desired to do so, to consult with legal, financial and tax advisors of Holder’s choice concerning the legal, financial, and tax implications of signing and delivering this Agreement and receiving the Cancellation Payment in respect of the Cancelled Right (as distinguished from exercising the Cancelled Right prior to the Effective Time in accordance with its terms or taking any other action in respect of the Cancelled Right), and of signing and delivering this Agreement prior to the date that is the Closing Date of the Merger as part of a Cancellation at Closing (as distinguished from a Cancellation by Operation of Merger), and acknowledges that neither GABC nor ACBP has advised the Holder concerning any such implications.

5. This Agreement shall be governed by and construed under the laws of the State of Indiana.

6. This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given if delivered personally or by commercial messenger or courier service to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by advance notice to the other party.

8. Each party hereto shall bear its own expenses in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby.

9. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto.

10. This Agreement, the other agreements and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. The section headings herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement

11. Each of the parties shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may be reasonably required to effect the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Cancellation Agreement and Release has been executed by the undersigned as of the day and year first above written.

AMERICAN COMMUNITY BANCORP, INC.	GERMAN AMERICAN BANCORP, INC.
By: Name: Title:	By: Name: Title:

HOLDER

NAME OF HOLDER:

(to be signed exactly as name of Holder appears on face of Cancelled Right, unless appropriate transfer documentation, accompanied by Medallion signature guarantees, is submitted to the satisfaction of GABC to evidence the authority of a different Holder to sign as such)

By:
Name:
Title:
Address:

Wire Transfer Instructions (wire transfers available for Cancellation at Closing only)

[Form W-9 signed by Holder also to be submitted]